Exhibit 10.1

EXECUTION VERSION

US$75,000,000

CREDIT AGREEMENT

dated as of July 6, 2011

by and among

BPZ EXPLORACION & PRODUCCION S.R.L.,

as Borrower,

and

BPZ RESOURCES, INC.

and

BPZ ENERGY LLC

as Guarantors,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

CREDIT SUISSE INTERNATIONAL,

as Book-Runner and Lead Arranger

STANDARD BANK PLC.

As Mandated Lead Arranger

i

SECTION 11.19	No Fiduciary Relationship or Partnership	70
SECTION 11.20	Payments Set Aside	70
SECTION 11.21	Termination; Release of Collateral	71

ANNEXES, SCHEDULES AND EXHIBITS

ANNEX I	Commitments
ANNEX II	Insurance Requirements
ANNEX III-A	Consolidated Leverage Ratio
ANNEX III-B	Consolidated EBITDAX to Consolidated Interest Expense Ratio
ANNEX III-C	Total Capitalization Ratio
ANNEX III-D	Minimum Barrel Production Per Quarter
ANNEX IV	Notices
ANNEX V	Form of Assignment Agreement

SCHEDULE 6.1(B)	Capitalization of the Loan Parties and their Subsidiaries
SCHEDULE 6.1(C)	Stock Rights, Options, Etc.
SCHEDULE 6.1(D)	Subsidiaries of the Loan Parties
SCHEDULE 6.6	Existing Debt
SCHEDULE 6.8	Litigation
SCHEDULE 6.14	Title to Assets
SCHEDULE 6.22	Environmental Matters
SCHEDULE 7.9	Existing Liens

EXHIBIT A	Form of Asset Pledge
EXHIBIT B	Form of Asset Trust
EXHIBIT C	Form of Guarantor Joinder Agreement
EXHIBIT D	Form of Flow Trust
EXHIBIT E	Form of Oil Pledge Agreement
EXHIBIT F	Form of Power of Attorney
EXHIBIT G	Form of Security and Control Agreement
EXHIBIT H	Form of Stock Pledge Agreement
EXHIBIT I	Form of Notice of Borrowing
EXHIBIT J-I	Form of Tranche A Peruvian Promissory Note
EXHIBIT J-II	Form of Tranche B Peruvian Promissory Note
EXHIBIT K-I	Form of Opinion of Stroock & Stroock & Lavan LLP, special New
York counsel to the Borrower and the Guarantors
EXHIBIT K-II	Form of Opinion of Rodrigo, Elías & Medrano Abogados, special
Peruvian counsel to the Borrower and the Guarantors
EXHIBIT K-III	Form of Opinion of Internal Counsel to BPZ Resources
EXHIBIT K-IV	Form of Opinion of Internal Counsel to the Borrower

v

CREDIT AGREEMENT, dated as of July 6, 2011 (this “Agreement”), by and among: BPZ Exploración & Producción S.R.L., a limited liability company (sociedad comercial de responsabilidad limitada) organized and existing under the laws of the Republic of Perú (the “Borrower”); BPZ Resources, Inc., a corporation organized under the laws of the State of Texas (“BPZ Resources”) and BPZ Energy, LLC, a limited liability company organized under the laws of the State of Texas (“BPZ Energy”), as guarantors; each of the lenders that is a signatory hereto under the caption “LENDERS” on the signature pages hereto and each other Person that becomes a “Lender” after the date hereof pursuant to Section 11.7 (each, a “Lender”); and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (the “Administrative Agent”);

RECITALS

WHEREAS, in order to finance Permitted Uses (as defined below), the Borrower desires to obtain Commitments from the Lenders pursuant to which Loans will be made to the Borrower in an aggregate principal amount not to exceed US$75,000,000.

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend such Commitments and make Tranche A Loans and Tranche B Loans to the Borrower; and

WHEREAS, BPZ Resources and BPZ Energy (together with any Subsidiary Guarantor, the “Guarantors” and each, individually, a “Guarantor”), have agreed to jointly and severally, irrevocably and unconditionally guarantee the obligations of the Borrower hereunder and under the other Loan Documents.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Agent’s Account” means the account maintained at The Bank of New York Mellon, Account No.8900492627, for credit to Credit Suisse AG, Cayman Islands Branch, ABA #021000018, Reference: BPZ Exploración & Producción S.R.L., Attention: Agency Loans, or such other account as from time to time may be designated by the Administrative Agent to the Borrower in writing.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person (in this definition, the “Relevant Person”) that, (a) directly or indirectly, controls, is controlled by or is under common control with such Person, (b) is managed by the same investment manager as the Relevant Person or by an investment manager that is controlled by the same Person that controls the Relevant Person or (c) is a director or officer of such Relevant Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, directly or indirectly, of the power to vote 50% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such Voting Stock, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Albacora Field” means the exploitation area in Block Z-1 identified as the “Albacora Field”.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.

“Applicable Lending Office” means, for each Lender, the office notified by such Lender to the Administrative Agent in writing as the office through which it will perform its obligations under this Agreement (a) on or before the date it becomes a Lender or (b) following that date, (i) by not less than five (5) Business Days’ written notice where the Applicable Lending Office is situated in a Financial Action Task Force country, or (ii) with the prior written consent of the Administrative Agent where the Applicable Lending Office is situated in a non-Financial Action Task Force country.

“Applicable Margin” means, (a) unless the Tranche B Loans are prepaid in full in accordance with Section 3.3(a), 9.00% per annum and, (b) following a prepayment in full of the Tranche B Loans in accordance with Section 3.3(a), 7.50% per annum.

“Arrangers” means, collectively, the Book-Runner and Lead Arranger and the Mandated Lead Arranger.

“Asset Sale” means any sale, lease or other disposition of any Property by any Loan Party or any of its Subsidiaries to any Person, including in a Sale/Leaseback Transaction, whether or not involving a Capital Lease Obligation, but excluding: (a) dispositions of (A) cash and Cash Equivalents (B) obsolete, worn out Property or equipment no longer used or useful in such Loan Party’s business, and (C) inventory, in each case in the ordinary course of business, and (b) any disposition of Property resulting from a Lien permitted in accordance with Section 7.10.

“Asset Pledge” means a Peruvian law first-priority asset pledge (contrato de garantía mobiliaria de activos) covering the assets of the Borrower specified therein, to be established with the Offshore Collateral Agent for the benefit of the EENE Secured Parties and the BPZ Peru Secured Parties, substantially in the form of Exhibit A.

“Asset Trust” means the Peruvian Law fideicomiso en garantía covering the assets of the Borrower specified therein to be established with the Onshore Collateral Agent for the benefit of the EENE Secured Parties and BPZ Peru Secured Parties, substantially in the form of Exhibit B.

“Assignment Agreement” means an assignment agreement substantially in the form of Annex V.

“Availability Expiration Date” has the meaning set forth in Section 2.1(c).

“Bankruptcy Law” shall mean any Applicable Law relating to bankruptcy, insolvency, liquidation, reorganization, restructuring, winding-up or composition or adjustment of debts or any similar Applicable Law.

“Best Efforts” means, with respect to the Asset Trust, the efforts that a reasonable person in the position of the Loan Parties would use to cause the transfer of the assets, Governmental Approvals and recordings with any applicable Governmental Authority required as part of the Asset Trust to be made as expeditiously as possible, but does not include any action or expenditure that is disproportionate or unduly burdensome.

“Block Z-1” means the approximate 740,000 acre area on the northwest coast of Perú identified in the Block Z-1 License Contract, as subject to reduction pursuant to the relinquishment provisions of the Block Z-1 License Contract.

“Block Z-1 License Contract” means the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 30, 2001, as amended and assigned- as the case may be- on January 23, 2003, March 18, 2004 and February 3, 2005 and December 17, 2008 between the Borrower (formerly BPZ Energy Inc. Sucursal Perú) and Perupetro S.A. for the exploration and exploitation of Block Z-1, entered into pursuant to Supreme Decree No 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (Ley Orgánica de Hidrocarburos).

“Book-Runner and Lead Arranger” means Credit Suisse International.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing Date” means the Business Day on which the Lenders make Loans, which date may not be later than the Availability Expiration Date.

“BPZ Energy” has the meaning set forth in the preamble hereto.

“BPZ Peru Secured Parties” means, collectively, (a) the Persons (other than the Loan Parties and their respective Subsidiaries) party to the Loan Documents and (b) any Person counterparty to the documentation for a Derivative Transaction entered into by the Borrower in accordance with Section 7.30 (any such Derivative Transaction a “Hedging Transaction”), in each case who is or becomes entitled to receive distribution proceeds with respect to the Collateral in accordance with the Collateral Documents and the Intercreditor Agreement, as security for their obligations under the Loan Documents or the documentation governing any Hedging Transaction (as applicable).

“BPZ Resources” has the meaning set forth in the preamble hereto.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York or in the city of Lima, Perú; provided that, when used in connection with any Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital and Exploratory Expenditures” means, as to any Person, (i) any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations as expenses) classified and accounted for as a capital expenditure on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such purchase or acquisition shall be the capitalized amount thereof (excluding any capitalized interest and other financing costs required to be included in such amount in accordance with GAAP), including any applicable geological, geophysical and engineering expenses incurred by such Person in connection with oil and gas exploration, determined in accordance with GAAP.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease (arrendamiento financiero) on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person other than a corporation and any and all warrants or options to purchase any of the foregoing.

“Carry Over Amount” has the meaning set forth in Section 7.21(c).

“Cash Equivalents” means any of the following: (a) direct obligations of, or obligations the principal of and any interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and the credit of the United States of America) or (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the government of any other country (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of such government) that has an investment grade rating from either Moody’s or S&P.

“Change in Control” means:

(a)                                  The failure by BPZ Resources to (A) beneficially own, directly or indirectly, (i) at least 51% of the outstanding shares of Capital Stock and Voting Stock of the Borrower and (ii) 100% of the outstanding shares of Capital Stock and Voting Stock of BPZ

Energy, or (B) have the power to direct or cause the direction of the management and policies of the Borrower and BPZ Energy, and

(b)                                 The acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than a Permitted Holder of (A) outstanding shares of Capital Stock and Voting Stock of BPZ Resources representing more than 50% of the Voting Stock of BPZ Resources (or its successor by merger, consolidation or purchase of all or substantially all of its assets) or (B) the power to direct or cause the direction of the management and policies of BPZ Resources.

“Class”, when used in reference to any Loan, refers to whether such Loan, is a Tranche A Loan or a Tranche B Loan.

“Closing Date” means the date of signing of this Agreement by all parties hereto.

“Collateral” means, collectively (i) all present and future Property of the Borrower related to Block Z-1 transferred in trust to the Onshore Collateral Agent (on behalf of the EENE Secured Parties and the PBZ Peru Secured Parties) in accordance with the Asset Pledge or, if applicable, the Asset Trust, (ii) the wellhead oil production of Block Z-1 pledged for the benefit of the Offshore Collateral Agent (on behalf of the EENE Secured Parties and the BPZ Peru Secured Parties) in accordance with the Oil Pledge Agreement, (iii) all of the rights, title and interests of the Borrower under the Block Z-1 License Contract which shall only be transferable by the Offshore Collateral Agent (on behalf of the EENE Secured Parties and the BPZ Peru Secured Parties) upon an Event of Default as provided in the Power of Attorney, in accordance with Applicable Laws in Peru applicable to the Block Z-1 License Contract, (iv) the Collection Account (including any amounts deposited therein and any financial instruments in which such amounts are invested from time to time) transferred in trust to the Onshore Collateral Agent (on behalf of the EENE Secured Parties and the BPZ Peru Secured Parties) in accordance with the Flow Trust, (v) all of the right, title and interests of the Borrower under the Off-take Agreements and the Receivables transferred in trust to the Onshore Collateral Agent (on behalf of the EENE Secured Parties and the PBZ Peru Secured Parties) in accordance with the Flow Trust, (vi) the Capital Stock of the Borrower pledged for the benefit of the EENE Secured Parties and the BPZ Peru Secured Parties in accordance with the Stock Pledge Agreement, (vii) the Debt Service Reserve Account (including any amounts deposited therein and any financial instruments in which such amounts are invested from time to time) subject to a first-priority Lien in favor of the Administrative Agent in accordance with the Security and Control Agreement, and (viii) all other Property that, in accordance with the Loan Documents, from time to time is subject to a Lien in favor of the Offshore Collateral Agent on behalf of the EENE Secured Parties and/or the BPZ Peru Secured Parties, as applicable.

“Collateral Agents” means, collectively, the Onshore Collateral Agent and the Offshore Collateral Agent, and, individually, either of them.

“Collateral Documents” means the Security and Control Agreement, each Notarial Notification, the Stock Pledge Agreement, the Oil Pledge Agreement, the Asset Pledge, upon execution and delivery thereof, the Asset Trust, the Flow Trust, the Power of Attorney and, any

other document executed in connection therewith and all UCC or other financing statements or instruments of perfection required by the Credit Agreement or any Collateral Document to be filed with respect to the security interest created pursuant to the Security and Control Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or Lien or any Collateral to secure the Secured Obligations.

“Collection Account” has the meaning set forth in the Flow Trust.

“Commercial Production Date” means the date on which the Administrative Agent has received reasonably satisfactory evidence of (i) the commencement of production in the Albacora Field and (ii) the written confirmation or acknowledgement by Perupetro S.A. of the commencement of production in the Albacora Field.

“Commitment” means a Tranche A Commitment or a Tranche B Commitment, or any combination thereof (as context requires).

“Consolidated” means the consolidation or combination of accounts of one or more Persons in accordance with GAAP, constantly applied during a relevant period.

“Consolidated Book Value of Equity” means, with respect to any Person and its Consolidated Subsidiaries, the aggregate of: (i) (A) the amount paid up or credited as paid up on the share capital of such Person and its Consolidated Subsidiaries and (B) the amount standing to the credit of the reserves (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account); after deducting from the amounts in (A) and (B): any debit balance on the profit and loss account or impairment of the issued share capital of such Person and its Consolidated Subsidiaries (except to the extent that deduction with respect to that debit balance or impairment has already been made); and (ii) if applicable, that part of the net results of operations and the net assets permitted hereunder, attributable to interests that are not owned, directly or indirectly, by such Person and its Consolidated Subsidiaries.

“Consolidated EBITDAX” means, with respect to any Person and its Consolidated Subsidiaries on a Consolidated basis for any Rolling Period, operating revenues minus operating expenses (including sales and administrative expenses to the extent included in operating expenses) of such Person and its Consolidated Subsidiaries for such Rolling Period, plus amortization, depreciation provisions, other similar non-cash expenses (to the extent included in operating expenses) and geological, geophysical and engineering expenses of such Person and its Consolidated Subsidiaries for such Rolling Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Consolidated EBITDAX to Consolidated Interest Expense Ratio” means, on any day, the ratio of (i) Consolidated EBITDAX of BPZ Resources and its Consolidated Subsidiaries for the Rolling Period ended on such day (or, if such day is not the last day of a fiscal quarter of BPZ Resources, ended on the last day of the fiscal quarter of BPZ Resources most recently ended prior to such day) (for purposes of this definition, such period, the “reference period”) to (ii) Consolidated Interest Expense of BPZ Resources and its Consolidated Subsidiaries for the reference period.

“Consolidated Interest Expense” means, with respect to any Person and its Consolidated Subsidiaries for a Rolling Period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals) of such Person and its Consolidated Subsidiaries for such Rolling Period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, on any day, the ratio of (i) Consolidated Total Debt of the Borrower and its Consolidated Subsidiaries as of such day to (ii) Consolidated EBITDAX of BPZ Resources and its Consolidated Subsidiaries for the Rolling Period ended on such day (or, if such day is not the last day of a fiscal quarter of each of such Person, ended on the last day of the Fiscal Quarter of such Person, most recently ended prior to such day).

“Consolidated Total Debt” means, with respect to any Person and its Consolidated Subsidiaries on any date, the aggregate principal amount of all Debt of such Person and its Consolidated Subsidiaries on such date, determined on a Consolidated basis in accordance with GAAP, excluding, for the avoidance of doubt, any Permitted Intercompany Debt.

“Convertible Notes Indenture” means the indenture between BPZ Resources and Wells Fargo Bank, National Association, as trustee, dated as of February 8, 2010, with respect to BPZ Resources’ 6.50% Convertible Senior Notes due 2015, as amended from time to time.

“Corvina Field” means the exploitation area in Block Z-1 identified as the “Corvina Field”.

“Corvina Offshore Field Project” means the CX-15 platform located in the Corvina Field.

“Corvina Offshore Field Project Completion” means that all development, construction and engineering works required to be performed in connection with the construction of the Corvina Offshore Field Project shall have been completed and accepted by the Borrower in accordance with the relevant construction contract, in a manner satisfactory to the Administrative Agent.

“Cuban Assets Control Regulations” shall have the meaning set forth in Part 515 of Title 31 of the Code of Federal Regulations.

“Debt” means, with respect to any Person (determined without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables (whether payable to Affiliates or other Persons) incurred in the ordinary course of such Person’s business, but only if and for so long as such trade payables remain payable on customary trade terms, and accrued expenses incurred in the ordinary course of business), including obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, (c) all obligations of such Person evidenced by notes, bonds, mortgage bonds, debentures or other similar documents, (d) all obligations, contingent or otherwise, of such Person in connection with any securitization of any products, receivables or other Property the obligation of which are recourse to such Person, (e) all Capital Lease Obligations (f) all obligations contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guaranty insurance policies or similar extensions of credit, to the extent not cash collateralized (excluding any such obligations supporting trade payables to the extent excluded from clause (b)), whether or not drawn, (g) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person, (h) all net obligations of such Person in respect of any Derivative Transaction, but without regard to any notional principal amount relating thereto, (i) all obligations of such Person under factoring agreements or similar arrangements, (j) all Debt of other Persons referred to in clauses (a) through (i) that is Guaranteed by such Person and (k) all Debt referred to in clauses (a) through (j) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property of such Person even though such Person has not assumed or become liable for the payment of such Debt (and, in connection therewith, the amount of “Debt” under this clause (k) shall be limited to the value of such Property). The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor. For the avoidance of doubt, “Debt” shall not include any guaranty or surety provided by BPZ Resources with respect to the obligations of any Loan Party or Subsidiary thereof under any agreement or commitment with any third party for the construction by such third party of the Covina Offshore Field Project or any part thereof.

“Debt Service Amount” means, as of any date of determination, the sum of all amounts payable by the Borrower in respect of principal of, and/or interest and fees on, the Tranche A Loans and the Tranche B Loans on the next succeeding Interest Payment Date, as applicable; provided, that prior to the first Principal Repayment Date, “Debt Service Amount” shall include, without duplication, an amount equal to the first installment of principal of the Tranche A Loans and the Tranche B Loans.

“Debt Service Coverage Ratio” means as of the last day of each calendar month, the ratio of (i) the Dollar Equivalent of all amounts in respect of Receivables pledged to the Administrative Agent pursuant to the Flow Trust actually paid by Off-takers in cash directly to the Collection Account during the three (3) month period ended on such day, to (ii) the Debt Service Amount as of such day.

“Debt Service Reserve Account” means a segregated trust account established in New York in accordance with the Security and Control Agreement on terms and conditions satisfactory to the Administrative Agent.

“Debt Service Reserve Account Required Balance” means (i) commencing on the Borrowing Date and ending on the fifteen (15) month anniversary thereof, the amount of US$2,500,000, and (ii) thereafter, an amount in Dollars equal to the aggregate amount of payments of principal of and interest on the Loans due on the immediately succeeding Principal Repayment Date applicable thereto; provided, that in the event that the Loan Parties do not provide to the Administrative Agent, on or prior to the last day of the third month included in the then applicable six (6) month calculation period of the Liquidity Ratio, reasonable evidence that they have secured the sources of funds required in order to meet the projections used for the calculation of the Liquidity Ratio delivered to the Administrative Agent in accordance with

Section 7.5(h) (the “Projected Funding Sources”), then the then applicable Debt Service Reserve Account Required Balance shall be increased by the amount of US$2,500,000, which increase shall remain in effect until the Loan Parties provide reasonable evidence of the Projected Funding Sources for the next succeeding or any future six (6) month calculation period of the Liquidity Ratio, it being understood and agreed that (x) that the foregoing proviso shall not apply on or after the Corvina Field Offshore Project Completion Date, and (y) the Borrower shall have ten (10) Business Days from the date of receipt of any request from the Administrative Agent pursuant to the foregoing to deposit additional amounts into the Debt Service Reserve Account, and such deposit shall fully and with no further action from Administrative Agent or any Lender cure any default arising with respect to the Liquidity Ratio.

“Default” means an Event of Default or an event that (with notice, lapse of time or both) would become an Event of Default under this Agreement or an event of default under any other Loan Document.

“Default Rate” means, at any time of determination and with respect to any Loan, a rate per annum equal to the sum of 2% per annum plus the rate of interest otherwise applicable to such Loan.

“Defaulting Lender” has the meaning set forth in Section 2.4.

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices.

“Dollar Equivalent” means, for purposes of the calculation of the Debt Service Coverage Ratio, with respect to any monetary amount in a currency other than Dollars, at any date of determination thereof, the amount of Dollars obtained by converting Nuevos Soles into Dollars at the Spot Rate on the date of such determination.

“Dollars” and “US$” mean lawful money for the time being of the United States of America.

“EENE Secured Parties” means, collectively, the Persons (other than the Loan Parties and their respective Subsidiaries) parties to the Nueva Esperanza Financing Documents entitled to receive distribution proceeds with respect to the Collateral in accordance with the Collateral Documents and the Intercreditor Agreement, as security for their obligations under the EENE Loan Documents on a equal and ratable basis with the obligations of the BPZ Peru Secured Parties up to the maximum amount of US$20,000,000, in accordance with the Nueva Esperanza Credit Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Offering” means (a) a public offering of Capital Stock (or any other instrument representing Capital Stock) by a Loan Party pursuant to a registration statement under the U.S. Securities Act of 1933, as amended or the securities laws of any other jurisdiction, or (b) any sale or offering of Capital Stock by a Loan Party to any Person (other than a Loan Party or any Subsidiary thereof) pursuant to a transaction exempt from registration under the U.S. Securities Act of 1933, as amended or the securities laws of any other jurisdiction; provided, that “Equity Offering” shall not include issuances of Capital Stock by a Loan Party in connection with employee or director incentive plans, stock dividends, stock sub-divisions, stock combinations, stock reclassification and stock exchanges.

“Event of Default” has the meaning set forth in Article VIII.

“Excluded Debt” means (a) Debt owed by any Loan Party or Subsidiary thereof to any other Loan Party or Subsidiary thereof the repayment of which is made in compliance with Section 7.18, (b) any Debt of Nueva Esperanza to the extent such Debt is being repaid with the proceeds of any Gas to Power Non-Recourse Debt secured by the assets of Nueva Esperanza, (c) any Debt of the Borrower under any Derivative Transactions entered into in accordance with Section 7.30 that is repaid upon termination of such Derivative Transaction, or (d) any Debt of any Loan Party or any of its Subsidiaries (i) the prepayment of which is funded with the proceeds of Equity Offerings and/or Farm-Out Available Proceeds or (ii) up to a maximum amount of US$6,000,000 in any Financial Year the prepayment of which is funded with sources other than Equity Offerings or Farm-Out Available Proceeds.

“Exploratory Expenditures” means any geological, geophysical and engineering expenses incurred by a Person in connection with oil and gas exploration, determined in accordance with GAAP.

“Farm-Out Available Proceeds” means the aggregate amount of any cash proceeds received by the Borrower in connection with one or more Farm-Out Transactions with respect to Block Z-1, minus (x) the funds required to be paid or scheduled to be paid by any Loan Party or Subsidiary thereof in order to (i) complete the Corvina Offshore Field Project and (ii) drill and initiate production of four new wells in the Block Z-1 (other than existing wells as of the Closing Date and excluding any workovers or well reopenings).

“Farm-Out Transaction” means any agreement between a Loan Party or any of its Subsidiaries and any Person (other than a Loan Party or any of its Subsidiaries) engaged (or, upon such assignment or transfer, to be engaged) in exploration and production of hydrocarbons in Perú (the “Farmee”) whereby (i) such Loan Party or any of its Subsidiaries assigns or transfers to the Farmee all or a portion of the rights and obligations to explore and develop an area in accordance with the License Contract applicable to such area, while retaining an economic interest in such area, and (ii) the Farmee agrees to cover all or a portion of the development costs required to be incurred in connection with such obligations at its own risk and expense.

“Fee Letter” means, collectively, the letter agreements, dated as of the Closing Date, between the Borrower and, as applicable, the Arrangers, the Administrative Agent and the Collateral Agents.

“Financial Action Task Force” means the Financial Action Task Force on Money Laundering, an inter-governmental body the purpose of which is the development and promotion of policies, at both national and international levels, to combat money laundering.

“Financial Year” means the accounting year of each Loan Party commencing each year on January 1 and ending on the following December 31, or such other period as such Loan Party, with the consent of the Lenders, from time to time designates as its accounting year.

“Flow Trust” means the Peruvian law fideicomiso en administración y garantía covering all of the right, title and interests of the Borrower in the Receivables and all cash balances in the Collection Account to be established with the Onshore Collateral Agent for the benefit of the Offshore Collateral Agent (on behalf of the EENE Secured Parties and the BPZ Peru Secured Parties) substantially in the form of Exhibit D.

“G-7 Country” means the United States of America, France, the United Kingdom, Canada, Italy, Germany and Japan.

“GAAP” means, with respect to any Person, the generally accepted accounting principles (as in effect from time to time) applicable to it in its jurisdiction of organization.

“Gas to Power Non-Recourse Debt” means Debt of Nueva Esperanza incurred to finance Capital and Exploratory Expenditures in connection with the Gas to Power Project:

(i) as to which none of the Loan Parties nor their Subsidiaries (other than Nueva Esperanza) (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt (but excluding any commitment to contribute equity into Nueva Esperanza up to the amount permitted by such Loan Party in accordance with Section 7.19(c) and (e) as of the date of incurrence of such Debt) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(ii) the explicit terms of which provide there is no recourse against any of the assets of any of the Loan Parties or any of their Subsidiaries (other than Nueva Esperanza).

“Gas to Power Project” means an approximately 135 MW gas-fired power plant at the coastal town of Nueva Esperanza in northwest Perú.

“Governmental Approval” means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration from, by or with any Governmental Authority.

“Governmental Authority” means any nation or government, any state or municipality, or any other agency, instrumentality or political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government (including, without limitation a respective nation or government’s central bank).

“Guaranteed Obligations” has the meaning set forth in Section 9.1(a).

“Guarantor Joinder Agreement” means a guarantor joinder agreement, substantially in the form of Exhibit C.

“Guarantors” has the meaning set forth in the recitals.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such other Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) any Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase Property, securities and/or services, to take-or-pay or to maintain financial statement conditions or otherwise, other than agreements to purchase Property, securities and/or services at an arm’s-length price in the ordinary course of business) or (b) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.

“Hague Apostille Convention” means the Hague Convention of October 5, 1961, abolishing the Requirement of Legalization for Foreign Public Documents.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFC” means International Finance Corporation.

“Independent Engineer” means Netherland, Sewell and Associates, Inc. or such other engineering consultant acceptable to the Administrative Agent.

“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to such Loan.

“Interest Period” means with respect to any Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would otherwise extend, with respect to a Tranche A Loans, beyond the Tranche A Maturity Date shall end on the Tranche A Maturity Date, and, with respect to a Tranche B Loans, beyond the Tranche B Maturity Date shall end on the Tranche B Maturity Date. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is initially borrowed and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Interest Rate” means, for any Interest Period, the sum of the LIBO Rate for such Interest Period and the Applicable Margin.

“Intercreditor Agreement” means the agreement entitled “Intercreditor Agreement”, dated on or about the Closing Date, among the Lenders, the Administrative Agent, the lenders and the administrative agent under the Nueva Esperanza Credit Agreement, the Offshore Collateral Agent and the Onshore Collateral Agent.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, any extension of credit, Guaranty, any purchase of notes, bonds, debentures or other securities, time deposit or otherwise (but not including any demand deposit).

“Lenders” means the Tranche A Lenders and the Tranche B Lenders.

“LIBO Rate” means, for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of the such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to three months; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for three months to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, lien, pledge, usufruct, fiduciary transfer, deed of trust to secure, charge, encumbrance or other security interest or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

“Liquidity Ratio” means, as of the date of determination, with respect to BPZ Resources and its Consolidated Subsidiaries, the ratio of (i) the sum of (A) the Net Cash Flow for the succeeding six (6) month period, determined on a Consolidated basis (based on management’s good faith projections), plus (B) the sum of all amounts payable by the Borrower in respect of principal and interest on the Tranche A Loans and the Tranche B Loans during that six (6) month period, plus (C) cash and Cash Equivalents held by Loan Parties as of the date of calculation, to the extent not committed funds, but excluding amounts on deposit in the Debt Service Reserve Account to (ii) the sum of all amounts payable by the Borrower in respect of principal and interest on the Tranche A Loans and the Tranche B Loans during such six (6) month period.

“Loan” means a Tranche A Loan and/or a Tranche B Loan (as the context may require) outstanding hereunder made by a Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, each Peruvian Promissory Note, the Collateral Documents and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and the Guarantors, and, individually, any of them.

“Majority Lenders” means, at any time of determination, Lenders having more than 50% of the aggregate principal amount of the sum of the Loans and undrawn Commitments then outstanding.

“Mandated Lead Arranger” means Standard Bank Plc.

“Market Disruption Event” has the meaning set forth in Section 4.5.

“Material Adverse Effect” means a material adverse effect on: (a) the business, assets, liabilities, operations, condition (financial or otherwise), or operating results of (i) BPZ Resources and its Consolidated Subsidiaries (taken as a whole) or (ii) of the Borrower and, (b) the ability of any Loan Party to perform its respective obligations under the Loan Documents to which it is a party, or (c) the rights and/or remedies of any of the BPZ Peru Secured Parties hereunder or under any other Loan Documents.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Cash Flow” means, with respect to any Person and its Consolidated Subsidiaries on a Consolidated basis, for any six month (6) period, a statement of cash flows (including operating, investing and financing cash flows, determined in accordance with GAAP) of such Person and its Consolidated Subsidiaries for such period.

“Net Cash Proceeds” means in connection with any incurrence of Debt or the sale or other disposition of Capital Stock (including, without limitation, through an Equity Offering), the cash proceeds received from such incurrence, sale or disposition, net of reasonable attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Recourse Debt” means Debt the terms of which do not expressly provide that any of the Loan Parties or any of their Subsidiaries (other than any Block Subsidiary and Nueva Esperanza) (a) provides credit support (including any collateral or pledge (other than any

Permitted Lien), or any undertaking, agreement or instrument which would, but for any such Lien, constitute Debt) or (b) is directly or indirectly liable in any manner therefor.

“Notarial Notification” means a notification delivered by a notary public appointed by the Administrative Agent to any Off-taker providing such Off-taker notice of the assignment and transfer of such Off-taker’s Receivables to the Onshore Collateral Agent in accordance with the Flow Trust.

“Notice of Borrowing” has the meaning set forth in Section 2.2.

“Nueva Esperanza” means Empresa Electrica Nueva Esperanza S.R.L., a limited liability company (sociedad comercial de responsabilidad limitada) organized and existing under the laws of Peru.

“Nueva Esperanza Financing Documents” means (i) the Credit Agreement, dated as of January 27, 2011, by and among Nueva Esperanza, as borrower, BPZ Resources and the Borrower, as guarantors, the lenders referred to therein, and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Nueva Esperanza Credit Agreement”), and (ii) the Loan Documents (as defined in the Nueva Esperanza Credit Agreement) referred to therein.

“Nuevos Soles” mean the lawful currency for the time being of Perú.

“Off-taker” means Petroperú S.A., Nueva Esperanza (but only with respect to sales of gas) and any other Person reasonably acceptable to the Administrative Agent that enters into an Off-take Agreement with the Borrower.

“Off-take Agreements” means all current and future contracts in connection with the sale of crude oil and/or gas lifted at Block Z-1 between the Borrower and an Off-taker which has received a Notarial Notification or has provided, in such contract, its consent to the assignment of the Receivables and the deposit of the payments on account of any Receivables payable by such Off-taker into the Collection Account.

“Oil Pledge Agreement” means a Peruvian law wellhead oil pledge agreement (contrato de garantía mobiliaria de crudo) granting a first priority pledge for the benefit of the Offshore Collateral Agent (on behalf of the EENE Secured Parties and the BPZ Peru Secured Parties), substantially in the form of Exhibit E.

“Offshore Collateral Agent” means Credit Suisse AG, Cayman Island Branch, and any successor thereof appointed in accordance with the Intercreditor Agreement.

“Onshore Collateral Agent” means La Fiduciaria S.A., or any other financial or fiduciary institution organized and existing under the laws of Perú, reasonably acceptable to the Administrative Agent, who will act as trustee under the Flow Trust and the Asset Trust and as common representative under the Stock Pledge Agreement, the Asset Pledge and the Oil Pledge Agreement.

“Organizational Documents” means, with regard to any Person: (a) its articles of incorporation, deed of incorporation or other similar document, and (b) its estatutos sociales, by-laws, articles of association or other similar document.

“Pampa-La Gallina” means the PLG-1X well drilled in Block XIX in Northwest Peru.

“Participant” has the meaning set forth in Section 11.7(c).

“Permitted Block Z-1 License Transfer” means any transfer (in one or more transactions) by the Borrower to an Affiliate of a portion of the Borrower’s right, title, and interest in and to the Block Z-1 License Contract, so long as prior to giving effect to such transfer, such Affiliate of the Borrower becomes a guarantor of the obligations of the Loan Parties under the Loan Documents by executing and delivering a Guarantor Joinder Agreement (the “Subsidiary Guarantor”) and which Affiliate shall, upon consummation of any Farm-Out Transaction (in compliance with Section 3.4) through the sale of all of the right, title and interest of such Affiliate in the Block Z-1 License Contract to the applicable Farmee, automatically and without further action on the part of the BPZ Peru Secured Parties cease in all respects to be a Guarantor hereunder and shall have no further obligations of any kind to the BPZ Secured Parties under any Loan Document.

“Permitted Holders” means, collectively, IFC, Centennial Energy Partners, LLC, SPO Advisory Corp., Soros Fund Management, LLC, Blackrock Fund Advisors, Vanguard Group, Inc., Paradigm Capital Corp., Wellington Funds Management Co. LLP (and investment funds owned or advised by any of the foregoing) and any of the officers and directors of BPZ Resources or BPZ Energy LLC, and “Permitted Holder” means any of them individually.

“Permitted Intercompany Debt” means Debt owed to or by any Loan Party to any other Loan Party; provided that such Debt shall be subordinated to the Guaranteed Obligations in accordance with Section 9.8.

“Permitted License Transfers” means, collectively, in connection with the ongoing corporate reorganization of the Borrower, (a) the transfer by the Borrower of its interest in the Block XIX License Contract to BPZ Lote XIX SRL (“Block XIX SRL”), (b) the transfer by the Borrower of its interest in the Block XXII License Contract to BPZ Lote XXII SRL (“Block XXII SRL”), and (c) the transfer by the Borrower of its interest in the Block XXIII License Contract to BPZ Lote XXIII SRL (“Block XXIII SRL” and together with Block XXII SRL and Block XIX SRL the “Block Subsidiaries”), and, with respect to subsections (a) through (c) above, or a portion thereof to any other Person.

“Permitted Liens” means:

(a) Liens imposed by Applicable Law that were incurred in the ordinary course of business, including carriers’, warehousemens’ and mechanics’ liens, statutory landlord’s liens and other similar liens and encumbrances arising in the ordinary course of business, in each case that: (i) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of the Person owning such Property or (ii) are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and/or encumbrances;

(b) Liens securing taxes, assessments and other governmental charges or levies, in each case the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(c) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(d) security deposits or reserves maintained in the ordinary course of business and required by Applicable Law; and

(e) Liens securing Debt of Nueva Esperanza incurred in compliance with Section 7.8(c) of the Nueva Esperanza Credit Agreement to secure ratably and equally the obligations of the lenders under the Nueva Esperanza Credit Agreement in accordance with the terms thereof pursuant to the Collateral Documents (other than the Security and Control Agreement).

“Permitted Uses” means to (i) pay fees and expenses due and payable under Sections 2.3 and 11.3, (ii) fund the Debt Service Reserve Account, (iii) to reimburse certain Affiliates of the Borrower for Capital and Exploratory Expenditures incurred by them in connection with the development of Block Z-1 up to the amount of US$14,000,000, (iv) to reimburse Capital and Exploratory Expenditures incurred by certain Affiliates of the Borrower in connection with the development of the Pampa-La Gallina oil field up to the amount of US$6,000,000, and (v) the balance, to fund Capital and Exploratory Expenditures to be incurred by the Borrower in connection with the development of Block Z-1.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Perú” means the Republic of Perú.

“Peruvian Financial Transaction Tax” means the Peruvian “Impuesto a las Transacciones Financieras — (ITF)” created by Law No. 28194, as in effect from time to time, including as may be amended, and any successor thereto or replacement thereof.

“Peruvian Promissory Notes” has the meaning set forth in Section 2.5.

“Power of Attorney” means the exclusive power of attorney granted by the Borrower in favor of the Offshore Collateral Agent to assign such exploitation or exploration as the Borrower may have under the Block Z-1 License Contract, substantially in the form of Exhibit F.

“Prepayment Premium” means an amount equal to the present value of the aggregate amount of interest that would accrue on the Loan being prepaid by the Borrower at a rate equal to the Interest Rate, discounted at the Applicable Discount Rate. For the purpose of this definition, “Applicable Discount Rate” means the rate per annum determined by the

Administrative Agent at approximately 11:00 a.m. (New York time) on the date that is two (2) Business Days prior to the date specified by the Borrower for the making of any prepayment in a notice delivered pursuant this Agreement by reference to the LIBO Rate for a period of three months; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Applicable Discount Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a period of three months to major banks in the London interbank market in London, England, by the Administrative Agent at approximately 11:00 a.m. (New York time) on the date that is two (2) Business Days prior to the date specified by the Borrower for the making of any prepayment in a notice delivered pursuant to this Agreement.

“Principal Repayment Date” means, any Tranche A Principal Repayment Date or Tranche B Principal Repayment Date, as the context requires.

“Process Agent” has the meaning set forth in Section 11.12(b).

“Production Fields” means, collectively, (i) the Corvina Oil Field, (ii) the Albacora Field, both of which are located in Block Z-1, and (iii) any other oil and gas production field developed by a Loan Party within Block Z-1.

“Pro Forma Basis” means, in connection with the calculation of the Consolidated Leverage Ratio on a Pro Forma Basis, that such calculation shall be made after giving effect to (a) any reduction in Consolidated EBITDAX of BPZ Resources and its Consolidated Subsidiaries and (b) any reduction in Consolidated Total Debt, in the Borrower and its Consolidated Subsidiaries, for the next succeeding Rolling Period, in each case resulting from the consummation of such Farm-Out Transaction, as if such Farm-Out Transaction had been consummated at the beginning of the most recently ended Rolling Period.

“Prohibited Nations Acts” means The Trading with the Enemy Act, the International Emergency Economic Powers Act, the USA Patriot Act, the Helms-Burton Act, related laws and regulations issued by the U.S. Office of Foreign Assets Control, and any similar acts or governmental actions of the United States or Perú to the extent applicable.

“Projected Funding Sources” has the meaning set forth in the definition of Debt Service Reserve Account Required Balance.

“Property” of any Person means any property, rights or revenues, or interest therein, of such Person.

“Proved Developed Non-Producing Reserves” means, as of any date of determination, Proved Reserves, that as of such date are expected to be recovered from non-producing wells and installed facilities by the Borrower, as stated in the most recently delivered Reserve Certification.

“Proved Developed Producing Reserves” means, as of any date of determination, Proved Reserves, that are expected to be recovered from producing wells and installed facilities by the Borrower, as stated in the most recently delivered Reserve Certification.

“Proved Developed Producing Reserves Coverage Ratio” means, as of any date of determination, the ratio obtained by dividing (i) the present value (PV10) of Proved Developed Producing Reserves stated in the most recently delivered Reserve Certification by (ii) Consolidated Total Debt of the Borrower and its Consolidated Subsidiaries.

“Proved Reserves” means, as of any date of determination with respect to the Production Fields, the hydrocarbons which geological estimated quantities and engineering of data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of hydrocarbons which can be estimated, with reasonable certainty, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods (taking into account Applicable Laws to which the Borrower is subject on the Closing Date).

“Proved Undeveloped Reserves” means, as of any date of determination, Proved Reserves, that are expected to be recovered from new undrilled wells through investments by the Borrower, as stated in the most recently delivered Reserve Certification..

“Receivables” means, with respect to each Off-taker, (i) any and all accounts receivables payable by such Off-taker, to the Borrower, arising from the sale to such Off-Taker of hydrocarbons lifted at Block Z-1 by a Loan Party, pursuant to an Off-take Agreement.

“Register” has the meaning set forth in Section 11.7(b).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Required Payment” has the meaning set forth in Section 3.8.

“Reserve Certification” means a certification of all of the Proved Reserves prepared from time to time by the Independent Engineer in accordance with the Guidelines of the Society of Petroleum Engineers (SPE), including projected capital expenditures, operating expenses, annual production profiles, the economic life of the Production Fields and a breakdown of the present value (PV10) and the amount of Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves included in such certification.

“Restricted Payment” means any payment or distribution by a Person, directly or indirectly, whether in cash or other Property or in obligations of such Person: (a) of any dividends or other distribution on its Capital Stock or any interest on capital, excluding any dividends, distributions or interest paid solely in such Person’s Capital Stock or in options, warrants or other rights to acquire its Capital Stock other than mandatorily redeemable Capital Stock, (b) in respect of the purchase, acquisition, redemption, retirement, defeasance or other acquisition for value of any of its Capital Stock or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (c) in respect of the return of any capital to its stockholders as such, (d) in connection with any distribution of Property to its stockholders as such in respect of its Capital Stock, warrants, rights, options or securities, (e) in return of any irrevocable equity contributions or in payment of interest thereon or (f) in respect of any Investment in such Person made by an Affiliate of such Person.

“Rolling Period” means with respect to any fiscal quarter of the applicable Loan Party, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“Sale/Leaseback Transaction” means an arrangement relating to Property owned by a Loan Party or any of its Subsidiaries on the Closing Date or thereafter acquired by Loan Party or any of its Subsidiaries whereby such Loan Party or any of its Subsidiaries transfers such Property to another Person and a Loan Party or any of its Subsidiaries leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means the obligations of the BPZ Peru Secured Parties secured by the Collateral.

“Security and Control Agreement” means a security and control agreement, substantially in the form of Exhibit G.

“Solvent” means, in respect of BPZ Resources and its Consolidated Subsidiaries, their good and sound financial condition that enables them, on a Consolidated basis, to comply with their respective existing obligations and the obligations under the Loan Documents and which, as a consequence, has not led, and is not expected to lead, as to any of them, to (i) a dissolution, insolvency or similar status under Applicable Law or (ii) a default in its payment obligations as they become due.

“Specially Designated National” shall have the meaning set forth in Part 515 of Title 31 of the Code of Federal Regulations.

“Spot Rate” means exchange rate for the conversion of Soles into Dollars, expressed as an amount of Soles per Dollar, as published by Bloomberg Investor Services, Thomson Reuters, The Wall Street Journal or any other internationally recognized news agency or service reasonably acceptable to the Administrative Agent at 11:00 a.m., New York time, on the applicable determination date.

“Stock Pledge Agreement” means, the Peruvian law stock pledge agreement (contrato de garantía mobiliaria de participaciones) granting a first priority pledge for the benefit of the Offshore Collateral Agent (on behalf of the EENE Secured Parties and the BPZ Peru Secured Parties) over the Capital Stock of the Borrower, substantially in the form of Exhibit H.

“Subsidiary” means, with respect to any Person, any corporation or other entity (a) more than 50% of the Voting Stock in which is owned or controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person or (b) which is otherwise controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person in accordance with Applicable Law of such controlled Person’s jurisdiction.

“Subsidiary Guarantor” has the meaning set forth in the definition of Block Z-1 Permitted License Transfer.

“Taxes” means all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto or with respect to the non-payment thereof, now or hereafter imposed, assessed, levied or collected by any authority, on or in respect of any Loan Document, any Loan, any payment under this Agreement or any other Loan Document or the recording, registration, notarization or other formalization of any thereof; provided that Taxes shall not include (a) any income, franchise, real property or other similar taxes imposed upon any BPZ Peru Secured Party by the jurisdiction under the laws of which such BPZ Peru Secured Party is organized, in which such BPZ Peru Secured Party has its principal place of business or permanent establishment or, if a Lender, in which its Applicable Lending Office is located and (b) with respect to each BPZ Peru Secured Party, taxes imposed by reason of any present or former connection between such BPZ Peru Secured Party and the jurisdiction imposing such taxes, other than primarily as a result of entering into or receiving payments under this Agreement or any Peruvian Promissory Note or any transaction contemplated hereby.

“Total Capitalization Ratio” means, on any day, the result obtained by dividing (i) Consolidated Total Debt of BPZ Resources and its Consolidated Subsidiaries by (ii) Consolidated Book Value of Equity plus Consolidated Total Debt of BPZ Resources and its Consolidated Subsidiaries.

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment, if any, of such Lender to make a Tranche A Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche A Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.7. The initial amount of each Tranche A Lender’s Tranche A Commitment is set forth on Annex I, or in the Assignment Agreement pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable.

“Tranche A Lenders” means the Persons listed on Annex I and any other Person that shall have purchase a Tranche A Loan and become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Tranche A Loan” means a Loan outstanding hereunder made by a Tranche A Lender to the Borrower made pursuant to this Agreement.

“Tranche A Maturity Date” means the Interest Payment Date falling on July 7, 2014; provided that if the Tranche A Maturity Date would otherwise fall on a day that is not a Business Day unless such next succeeding Business Day falls in another calendar month in which event such the Tranche A Maturity Date shall be the immediately preceding Business Day.

“Tranche A Principal Repayment Date” has the meaning set forth in Section 3.1(a).

“Tranche B Commitment” means, with respect to each Tranche B Lender, the commitment, if any, of such Lender to make a Tranche B Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche B Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.7. The initial amount of each Tranche B Lender’s Tranche B Commitment is set forth on Annex I, or in the Assignment Agreement pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable.

“Tranche B Lenders” means the Persons listed on Annex I and any other Person that shall have purchased a Tranche B Loan and become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Tranche B Loan” means a Loan outstanding hereunder made by a Tranche B Lender to the Borrower.

“Tranche B Maturity Date” means the Interest Payment Date falling on July 7, 2014; provided that if the Tranche B Maturity Date would otherwise fall on a day that is not a Business Day unless such next succeeding Business Day falls in another calendar month in which event such the Tranche B Maturity Date shall be the immediately preceding Business Day.

“Tranche B Principal Repayment Date” has the meaning set forth in Section 3.1(b).

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“U.S.” and “United States” mean the United States of America.

“Voting Stock” of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

SECTION 1.2 Other Interpretive Provisions.   (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and any subsection, Section, Article, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  The term “documents” includes any and all documents, instruments, written agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).

(d)                                 The term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including without limitation.”

(e)                                  Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including.”

(f)                                    The terms “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

(g)                                 Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by any Loan Document, and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.

(h)                                 The Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their terms.

(i)                                     The Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Arrangers, the Borrower and the Lenders, and are the products of all such Persons. Accordingly, they shall not be construed against any Person merely because of any such Person’s involvement in their preparation.

(j)                                     Unless otherwise specified, all accounting terms herein shall bear the meaning ascribed thereto by GAAP.

SECTION 1.3 Currency Equivalents.   Whenever in this Agreement, the equivalent amount of any currency of an amount of another currency is to be determined, such equivalent amount shall be determined (x) if the equivalent amount of any non-U.S. currency is to be expressed in Dollars, as the amount of Dollars that could be purchased with such amount at the Administrative Agent’s foreign exchange spot rate at the time of determination and (y) if the equivalent amount of any currency is to be expressed in a currency other than Dollars, as the amount of such second currency that could be purchased with such amount of the first currency at the prevailing foreign exchange spot rate at the time of determination. All amounts herein expressed as Dollar amounts shall be calculated at the Dollar equivalent amount thereof.

ARTICLE II

LOANS, ETC

SECTION 2.1 Loans. (a) Each Tranche A Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make a single Tranche A Loan in Dollars to the Borrower requesting a Tranche A Loan in the Notice of Borrowing, as described in Section 2.2 through the Applicable Lending Office, on the Borrowing Date in an aggregate principal amount not to exceed, for such Lender, the Tranche A Commitment of such Lender.

(b)                                  Each Tranche B Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make a single Tranche B Loan in Dollars to the Borrower requesting a Tranche B Loan in the Notice of Borrowing, as described in Section 2.2 through the Applicable Lending Office, on the Borrowing Date in an aggregate principal amount not to exceed, for such Lender, the Tranche B Commitment of such Lender.

(c)                                  Amounts borrowed as Loans which are repaid or prepaid may not be reborrowed and any available amounts not requested to be borrowed under this Section 2.1 shall result in the pro rata irrevocable termination of an equivalent amount of the Commitments on the day on which the Administrative Agent receives the Notice of Borrowing therefor. The Commitments shall expire concurrently on the earlier of (i) the date that is five (5) days after the Closing Date (the “Availability Expiration Date”) and (ii) the Borrowing Date.

(d)                                 The proceeds of the Loans shall be used by the Borrower solely for Permitted Uses.

SECTION 2.2 Borrowing. The Borrower shall give the Administrative Agent a notice requesting the Loans substantially in the form of Exhibit I (the “Notice of Borrowing”) as provided in Section 3.7. Not later than 11:00 a.m. (New York time) on the Borrowing Date, each Tranche A Lender shall make available the amount of its Tranche A Loans and each Tranche B Lender shall make available the amount of its Tranche B Loan to the Borrower, at the Administrative Agent’s Account, in Dollars and immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, on the Borrowing Date, be applied in accordance with the instructions provided by the Borrower in writing to the Administrative Agent no later than 1:00 p.m (New York time) one Business Day prior to the proposed Borrowing date, which instructions shall be acceptable to the Administrative Agent.

SECTION 2.3 Fees. The Borrower shall pay to the Administrative Agent, the Collateral Agents and the Arrangers any other fees (including any fees and other amounts due under each of the Fee Letter) in such amounts and at such times as previously agreed upon by the Borrower and each such Person.

SECTION 2.4 Several Obligations. The failure of any Lender (the “Defaulting Lender”) to make the Loans to be made by it on the Borrowing Date shall not relieve any other Lender of its obligation to make its Loans on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any Defaulting Lender to make the Loans to be made by it (except as otherwise provided in Section 3.8). No Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by the Defaulting Lender to make the Loans required to be made by such Lender.

SECTION 2.5 Notes. (a)

(a)                                  The Tranche A Loan made by each Tranche A Lender shall, upon the request of such Lender, be evidenced by a promissory note issued by the Borrower substantially in the form of Exhibit J-I (each a “Tranche A Peruvian Promissory Note”), and the Tranche B Loan made by each Tranche B Lender shall, upon the request of such Lender, be evidenced by a promissory note issued by the Borrower substantially in the form of Exhibit J-II (each a “Tranche B

Peruvian Promissory Note” and, together with the Tranche A Peruvian Promissory Note, the “Peruvian Promissory Notes”). Each Peruvian Promissory Note shall be dated the Borrowing Date, payable to the applicable Lender in a principal amount equal to the amount of the Loans made by such Lender and otherwise duly completed.

(b)                                 Upon prepayment of the Tranche B Loans in accordance with Section 3.3, the Borrower shall replace the Tranche A Peruvian Promissory Note issued on the Borrowing Date and referred in the preceding paragraph with a new Tranche A Promissory Note which shall reflect the reduced margin set forth in clause (b) of the definition of Applicable Margin.

(c)                                  Each Lender shall be entitled to have its Peruvian Promissory Notes substituted, exchanged or subdivided for Peruvian Promissory Notes of lesser denominations in connection with a permitted assignment of all or any portion of such Lender’s Loans and Peruvian Promissory Notes pursuant to Section 11.7, to the extent such assignment is not practicable by means of the endorsement of one or more Peruvian Promissory Notes then held by such Lender.

(d)                                 The Peruvian Promissory Notes shall be only sold, assigned or transferred in accordance with the provisions of this Agreement and the relevant Promissory Note.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.1 Repayment of the Loans. (a) Unless the Borrower elects to prepay the Tranche A Loans in accordance with Section 3.3 or is required to prepay the Tranche A Loans in accordance with Section 3.4, the Borrower hereby unconditionally promises to repay to the Administrative Agent, for the account of each Lender, the outstanding principal amount of the Tranche A Loans in seven (7), quarterly installments of principal commencing with the first Interest Payment Date falling in the 18th month after the Closing Date (each such payment date, a “Tranche A Principal Repayment Date”) in the corresponding amounts set forth below opposite such Tranche A Principal Repayment Date:

Tranche A Principal	Amount
Repayment Date	($)
The Interest Payment Date falling in January, 2013	$2,916,666.00
The Interest Payment Date falling in April, 2013	$4,375,000.00
The Interest Payment Date falling in July, 2013	$4,375,000.00
The Interest Payment Date falling in October, 2013	$7,291,666.00
The Interest Payment Date falling in January, 2014	$7,291,668.00
The Interest Payment Date falling in April, 2014	$8,750,000.00
Tranche A Maturity Date	$8,750,000.00

provided, however, that all unpaid principal of the Tranche A Loans shall be repaid by the Borrower on the Tranche A Maturity Date.

(b)                                 Unless the Borrower elects to prepay the Tranche B Loans in accordance with Section 3.3 or is required to prepay the Tranche B Loans in accordance with Section 3.4, the Borrower hereby unconditionally promises to repay to the Administrative Agent, for the account of each Tranche B Lender, the outstanding principal amount of the Tranche B Loans in seven (7), quarterly installments of principal commencing with the first Interest Payment Date falling in the 18th month after the Closing Date (each such payment date, a “Tranche B Principal Repayment Date”) in the corresponding amounts set forth below opposite such Tranche B Principal Repayment Date:

Tranche B Principal	Amount
Repayment Date	($)
The Interest Payment Date falling in January, 2013	$5,833,333.00
The Interest Payment Date falling in April, 2013	$4,375,000.00
The Interest Payment Date falling in July, 2013	$5,625,000.00
The Interest Payment Date falling in October, 2013	$2,708,333.00
The Interest Payment Date falling in January, 2014	$5,208,334.00
The Interest Payment Date falling in April, 2014	$3,750,000.00
Tranche B Maturity Date	$3,750,000.00

provided, however, that all unpaid principal of the Tranche B Loans shall be repaid by the Borrower on the Tranche B Maturity Date.

SECTION 3.2 Interest. (a)   The Borrower shall pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loans made by such Lender for the period from and including the Borrowing Date to but excluding the date on which such Loan is paid in full at a rate per annum equal to the Interest Rate. Such interest shall continue to accrue, to the fullest extent permitted by Applicable Law, after as well as before any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts of the Borrower.

(b)                                 Notwithstanding the foregoing, the Borrower shall pay to the Administrative Agent for the account of each Lender interest on the outstanding amount of the Loans at the Default Rate at any time during the existence of an Event of Default.

(c)                                  Accrued interest on each Loan shall be payable on each Interest Payment Date for such Loan and (on the principal amount so prepaid) upon the prepayment of principal thereof; provided, however, that interest payable at the Default Rate shall also be payable from time to time on demand by the Administrative Agent.

(d)                                 Interest on the Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

SECTION 3.3 Optional Prepayments.

(a)                                  Prior to the date falling twelve (12) months after the Closing Date, the Borrower may prepay in whole but not in part the Tranche B Loans, without any penalty or Prepayment Premium, subject in all cases to Section 4.3, but only to the extent of any Net Cash Proceeds received by (i) any Loan Party in connection with an Equity Offering, and/or (ii) BPZ Resources in connection with unsecured Debt incurred in compliance with Section 7.9(f). Concurrently with such prepayment, the Borrower shall pay all accrued and unpaid interest on the principal amount so prepaid to the date of such prepayment.

(b)                                 At any time on or after the date falling twelve (12) months from the Closing Date, the Borrower may prepay the Loans in whole but not in part, subject in all cases to Section 4.3. Concurrently with each such prepayment, the Borrower shall pay the Prepayment Premium and all accrued and unpaid interest on the principal amount so prepaid to the date of the prepayment.

(c)                                  Amounts prepaid under this Section 3.3 may not be reborrowed.

SECTION 3.4 Mandatory Prepayments.

(a)                                  If, on any date, any of the Loan Parties or any of its Subsidiaries shall enter into any Farm-Out Transaction permitted under Section 7.15(b) with respect to their interest in Block Z-1, then:

(i)     if upon consummation of any such Farm-Out Transaction, with respect to Block Z-1, the Loan Parties, collectively, (A) cease to hold an economic interest of 51% in Block Z-1, or (B) cease to be the operator of Block Z-1, then, if requested by the Administrative Agent (acting on behalf of the Lenders), the

Borrower shall prepay, on the date that is ten (10) Business Days after the date of such request, 100% of the outstanding principal amount of the Loans of such Lenders electing to have their Loans prepaid;

(ii)  if upon consummation of any such Farm-Out Transaction, with respect to Block Z-1, the Loan Parties, collectively, hold an economic interest of more than 51% but less than 65% in Block Z-1, then, if requested by the Administrative Agent (acting on behalf of the Lenders), the Borrower shall prepay, on the date that is ten (10) Business Days after the date of such request, an amount of principal outstanding of the Loans equal to the higher of (x) 50% of the outstanding balance of the Loans and (y) the amount of principal of the outstanding Loans that would be required to be repaid in order for the Consolidated Leverage Ratio for such Rolling Period to be, after giving effect to such Farm-Out Transaction on a Pro Forma Basis, less than 2.75 to 1.0;

(iii)  if upon consummation of any such Farm-Out Transaction, with respect to Block Z-1, the Loan Parties, collectively, hold an economic interest of 65% or more, but less than 80%, in Block Z-1, then, if requested by the Administrative Agent (acting on behalf of the Lenders), the Borrower shall prepay, on the date that is ten (10) Business Days after the date of such request, a proportional amount of the outstanding Loans equal to the higher of (x) the percentage of the Borrower’s interest in Block Z-1 assigned or transferred to the applicable Farmee in connection with such Farm-Out Transaction and (y) the amount of principal of the outstanding Loans that would be required to be repaid in order for the Consolidated Leverage Ratio for such Rolling Period to be, after giving effect to such Farm-Out Transaction on a Pro Forma Basis, less than 2.75 to 1.0;

(iv)  if upon consummation of any such Farm-Out Transaction, with respect to Block Z-1, the Loan Parties, collectively, hold an economic interest of 80% or more in Block Z-1, then, if requested by the Administrative Agent (acting on behalf of the Lenders), the Borrower shall prepay, on the date that is ten (10) Business Days after the date of such request, the amount of principal of the outstanding Loans that would be required to be repaid in order for the Consolidated Leverage Ratio for such Rolling Period to be, after giving effect to such Farm-Out Transaction on a Pro Forma Basis, less than 2.75 to 1.0;

(b)                      If any Debt (other than the Excluded Debt) of any Loan Party or any of its Subsidiaries is repaid prior to the scheduled maturity thereof, then, if requested by the Administrative Agent (acting on behalf of the Lenders), the Borrower shall prepay, on the date that is ten (10) Business Days after the date of such request, 100% of the outstanding principal amount of the Loans of such Lenders electing to have their Loans prepaid.

(c)                       Concurrently with each mandatory prepayment under this Section 3.4, the Borrower shall pay the Prepayment Premium and all accrued and unpaid interest on the principal amount so prepaid to the date of the prepayment; provided, that if the Borrower does not prepay the Tranche B Loans in accordance with Section 3.3(a) and is required to make a mandatory prepayment under Section 3.4, the amount of the Prepayment Premium shall be calculated assuming that the final maturity date of the outstanding Loans required to be prepaid is that date falling twenty-seven (27) months after the Closing Date.

SECTION 3.5 Payments. (a)  All payments of principal, interest and other amounts to be made by (or on behalf of) the Borrower to the BPZ Peru Secured Parties under this Agreement and the other Loan Documents shall be received in Dollars, in immediately available funds, without deduction, set-off or counterclaim, in the Administrative Agent’s Account not later than 11:00 a.m. (New York time) on the date on which such payment shall become due (each such payment received after such time on such due date may be deemed to have been received on the next Business Day in the Administrative Agent’s sole discretion).

(b)                                 Each payment received by the Administrative Agent under this Agreement or any other Loan Document for the account of any recipient shall be paid by the Administrative Agent promptly to such recipient, in immediately available funds, for the account of such recipient (with respect to a Lender, for the account of its Applicable Lending Office).

(c)                                  Except to the extent provided herein (including, for the avoidance of doubt, in Section 3.3(a)), all payments made under this Agreement or any other Loan Document shall be applied first (in each case on a pro rata basis to the recipients thereof based upon the amounts then owed to them) to pay fees and expenses due to the BPZ Peru Secured Parties under the Loan Documents, then to pay accrued and unpaid interest on the Loans, then to pay principal of the Loans and then to pay any and all other amounts payable to the BPZ Peru Secured Parties under the Loan Documents, which payments shall be applied, in the case of any partial prepayments of the Loans, to prepay the Loans in inverse order of maturity.

(d)                                 If any payment under this Agreement is stated to be due on a day that is not a Business Day, then such date shall be extended to the next Business Day and such extension of time shall in such case be included in the computation of payment of interest (if applicable); provided that, if such extension would cause payment of interest or principal to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

SECTION 3.6 Pro Rata Treatment.   Except to the extent otherwise provided herein (including, for the avoidance of doubt in Section 3.3(a)) (i) each payment or prepayment of principal of Loans shall be made for the account of the Lenders of each Class pro rata in accordance with the respective unpaid principal amounts of the Tranche A Loans and the Tranche B Loans, and within each Class shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by the respective Lenders and (ii) each payment of interest by the Borrower shall be made for the account of the Lenders of each Class pro rata in accordance with the respective unpaid principal amounts of the Tranche A Loans and the Tranche B Loans, and within each Class shall be made for account of the Lenders of such Class pro rata in accordance with the amounts of interest on the Loans of that same Class then due and payable to the Lenders of such Class.

SECTION 3.7 Certain Notices.   The Notice of Borrowing shall be effective only if received by the Administrative Agent not later than 11:00 a.m. (New York time) on the date one (1) Business Day before the requested Borrowing Date and a notice of optional prepayment pursuant to Section 3.3 shall be effective only if received by the Administrative Agent not later than 11:00 a.m. (New York time) on the date eight (8) Business Days before the prepayment date. The Borrower shall give notice of a mandatory prepayment not later than 11:00 a.m., New York time, on the date ten (10) Business Days before such prepayment is due. The Notice of Borrowing and each notice of prepayment shall specify the amount to be borrowed or prepaid and the requested Borrowing Date or prepayment date, as the case may be, (each of which dates shall be a Business Day). The Administrative Agent shall promptly notify the Lenders of the contents of each such notice.

SECTION 3.8 Non-Receipt of Funds by the Administrative Agent.   Unless the Administrative Agent shall have been notified in writing by any Lender before the date on which such Lender is to make payment to the Administrative Agent of the proceeds of the Loan to be made available by such Lender hereunder (any such payment being herein called the “Required Payment”) that such Lender will not make its Required Payment, the Administrative Agent may assume that such Lender is making its Required Payment available to the Administrative Agent and may, in reliance upon such assumption, make available to the Borrower, a corresponding amount. If such amount is so advanced by the Administrative Agent but not made available by such Lender to the Administrative Agent by the required time on such date, then the Borrower shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate: equal to the then-applicable Default Rate, in each case until such amount is paid in full (in immediately available Dollars) to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender (with a copy to the Borrower) with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

SECTION 3.9 Set-Off; Sharing of Payments.  (a)  Without limiting any of the obligations of the Borrower or the rights of any of the BPZ Peru Secured Parties under the Loan Documents, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any other Loan Document, then (to the extent not in violation of an Applicable Law) each BPZ Peru Secured Party may, without prior notice to the Borrower (which notice is expressly waived by it to the fullest extent permitted by Applicable Law), set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other Debt owing by such BPZ Peru Secured Party or any of its Affiliates (in each case, including any branch or agency thereof) to or for the credit or account of the Borrower. Each BPZ Peru Secured Party shall promptly provide notice of any such set-off by it to the Borrower and the Administrative Agent; provided, that failure by such BPZ Peru Secured Party to provide such notice shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application.

(b)                                 If any BPZ Peru Secured Party shall obtain from the Borrower payment of any principal of or interest on its Loan or payment of any other amount under this Agreement or the other Loan Documents through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or for any other reason (other than from the Administrative Agent as provided herein), and, as a result of such payment, such BPZ Peru Secured Party shall have received a percentage of the principal of or interest on the Loans or such other amounts then due under the Loan Documents in excess of such BPZ Peru Secured Party’s pro rata share thereof, then it shall promptly notify the Administrative Agent thereof and purchase from the applicable other BPZ

Peru Secured Parties participations in (or, if and to the extent specified by any such other BPZ Peru Secured Party, direct interests in) the Loans or such other amounts, respectively, owing to such other BPZ Peru Secured Parties (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time, as shall be equitable, to the end that all the applicable BPZ Peru Secured Parties shall share the benefit of such excess payment (net of any expenses that may be incurred by such BPZ Peru Secured Party in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the BPZ Peru Secured Parties under the Loan Documents. To such end, all such BPZ Peru Secured Parties shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

ARTICLE IV

YIELD PROTECTION, ETC.

SECTION 4.1 Additional Costs. (a) If the adoption of any Applicable Law, or any change in any Applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the U.S. Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose upon any Lender (or its Applicable Lending Office) any other condition affecting its Loans, its Peruvian Promissory Notes or its obligation to make its Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining its Loans, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any other Loan Document (other than Taxes, which shall be treated pursuant to Section 4.4), then the Borrower agrees to pay to the Administrative Agent for the account of such Lender such additional amount(s) as will compensate such Lender for such increased cost or reduction.

(b)                                 If any Lender shall have determined that the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by it (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority (in each case above, at any time on or after the Closing Date), has or would have the effect of reducing the rate of return on capital of such Lender (or its parent or Applicable Lending Office) as a consequence of such Lender’s obligations hereunder or its Loans to a level below that which such Lender (or its parent or Applicable Lending Office) could have achieved but for such adoption, change, request or directive, then from time to time the Borrower agrees to pay to such Lender such additional amount as will compensate such Lender (or its parent or Applicable Lending Office, as the case may be) for such reduction.

(c)                                  Each Lender shall promptly (and, in any event, within 180 days of its actual knowledge thereof) notify the Administrative Agent of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section and shall provide the Administrative Agent with reasonable detail as to the basis of such Lender’s claim to compensation hereunder and method for calculating such compensation. Before giving any such notice, a Lender shall designate a different Applicable Lending Office if such designation: (i) will avoid the need for, or reduce the amount of, such compensation and (ii) will not, in the judgment of such Lender, be disadvantageous to such Lender. A notice of any Lender claiming compensation under this Section and providing the information set forth above within the time set forth above shall be conclusive evidence of its entitlement to such compensation and shall be binding upon the Borrower in the absence of manifest error and such amounts shall be payable by the Borrower promptly (and, in any event, within five (5) Business Days) after receipt by the Borrower of such notice (or, if such compensation relates to future dates, by no later than the applicable dates indicated in such notice).

SECTION 4.2 Illegality. Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority shall make it (or be asserted by it to be) unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain its Loans hereunder (and, in the opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Administrative Agent thereof (with a copy to the Borrower), following which notice: (a) such Lender’s Commitment (if still available) shall be suspended until such time as such Lender may again make and maintain its Loans or (b) if such Applicable Law shall so mandate, such Lender’s Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to such Lender by the Borrower under the Loan Documents, on or before such date as shall be mandated by such Applicable Law (such prepayment not being shared as described in Section 3.9(b) with any Lenders not so affected).

SECTION 4.3 Funding Losses. The Borrower agrees to pay to the Administrative Agent for the account of the applicable BPZ Peru Secured Party, upon the request of such BPZ Peru Secured Party through the Administrative Agent, such amount as shall be sufficient (in the reasonable opinion of such BPZ Peru Secured Party) to compensate it for any loss, cost or expense (including any such loss, cost or expense arising from the liquidation or reemployment of funds obtained by such BPZ Peru Secured Party to fund its Loan, from the unwinding or termination of any related hedging arrangements entered into by such BPZ Peru Secured Party, or from fees payable to terminate the deposits from which such funds were obtained), that such BPZ Peru Secured Party determines is attributable to:

(a)                                  the payment of any principal of any Loan other than on the Principal Repayment Date applicable thereto (including as a result of an Event of Default); or

(b)                                 any failure by the Borrower for any reason to make a prepayment hereunder on the date of prepayment notified in a notice of prepayment given pursuant to Section 3.7.

Each Lender shall furnish to the Administrative Agent (with a copy to the Borrower) a notice setting forth the basis and amount of each request by such Lender for compensation under this Section, which notice shall provide reasonable detail as to the calculation of such loss, cost or expense, and shall be conclusive and binding upon the Borrower in the absence of manifest error.

SECTION 4.4 Taxes. (a) All payments on account of the principal of and interest on the Loans and the Peruvian Promissory Notes, and fees and all other amounts payable under the Loan Documents by the Borrower to or for the account of the Administrative Agent, any Lender or any other BPZ Peru Secured Party, including, for the avoidance of doubt, amounts payable under Section 4.4(b), shall be made free and clear of and without withholding, deduction, reduction or liability for or on account of any Taxes; provided that if the Borrower shall be required by Applicable Law to withhold or deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 4.4) the applicable Lender or any other BPZ Peru Secured Party receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower shall make such withholdings or deductions and (iii) the Borrower shall timely pay the full amount so withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)                                 The Borrower agrees to indemnify each BPZ Peru Secured Party against, and reimburse each BPZ Peru Secured Party on demand for, any Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, that such BPZ Peru Secured Party may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Taxes when due.

(c)                                  Except to the extent prohibited by Applicable Law, the Borrower shall furnish to the Administrative Agent, upon the request of any BPZ Peru Secured Party (through the Administrative Agent), together with certified copies for distribution to each BPZ Peru Secured Party requesting the same, original official tax receipts (if available or, if not, a certified copy thereof if available) or, if such a receipt is not legally available, any other document evidencing payment thereof that is reasonably satisfactory to such BPZ Peru Secured Party, in respect of each payment of Taxes required under this Section, as soon as is reasonably practical after the date that such payment is made, and shall promptly furnish to the Administrative Agent at its request or at the request of any BPZ Peru Secured Party (through the Administrative Agent) any other information, documents and receipts that the Administrative Agent or such BPZ Peru Secured Party may reasonably request to establish that full and timely payment has been made of all Taxes with respect to which indemnification is required to be paid under this Section to such BPZ Peru Secured Party.

(d)                                 The Borrower agrees to pay all present and future stamp, court or documentary taxes and any other excise taxes, charges or similar levies and any related interest or penalties incidental thereto imposed by any taxing authority that arises from any payment made by (or on behalf of) the Borrower under the Loan Documents, from the execution, delivery, enforcement or registration of the Loan Documents or from the filing, registration, recording or perfection of any security interest contemplated by the Loan Documents.

SECTION 4.5 Market Disruption.

(a)                                  If a Market Disruption Event occurs in relation to the Loans for any Interest Period, then the rate of interest on each Lender’s share of that Loan for such Interest Period shall be the rate per annum which is the sum of:

(i)                                     the Applicable Margin for such Interest Period; and

(ii)                                  the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonable select, as adjusted by such Lender to appropriately reflect any additional costs imposed on such Lender for reserves.

(b)                                 In this Agreement “Market Disruption Event” means before close of business in London on the second Business Day prior to the commencement of the relevant Interest Period, the Administrative Agent receiving notifications from a Lender or Lenders that the cost to it or them of obtaining matching deposits in the London Interbank Market would be in excess of the LIBO Rate.

(c)                                  If a Market Disruption Event occurs, the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest in respect of the relevant Loan.

(d)                                 Any alternative basis agreed pursuant to paragraph (c) above shall, with the prior consent of all the Lenders participating in the relevant Loan and the Administrative Agent, be binding in all parties thereto.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1 Conditions Precedent to the Borrowing Date. The obligation of each Lender to make its Loans hereunder on the Borrowing Date is subject to the conditions precedent that:

(a)                                  the Lenders shall not have otherwise become aware of any information not previously disclosed to them that they believe in good faith to be inconsistent in a material and adverse manner with their understanding, based on the information provided to them prior to the Closing Date, of the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower and its Consolidated Subsidiaries, taken as a whole;

(b)                                 there not having occurred (i) any event, change or condition since December 31, 2010 with respect to any Loan Party, that, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect or (ii) since June 30, 2011 any material adverse change in the political, economic or financial condition of Perú or with respect to the Latin American or international loan market or capital markets;

(c)                                  the Administrative Agent shall have received the following documents, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)                                     Executed Agreement. This Agreement, duly executed and delivered by the parties hereto;

(ii)                                  Collateral Documents. Subject to Section 7.14(a) and 7.29, the Collateral Documents, duly executed and delivered by the parties thereto, together with evidence of the taking of all such other action as may be required on or prior to the Borrowing Date, in the opinion of New York and Peruvian counsel under the laws of the United States of America and Perú, respectively, to perfect the Liens created thereby;

(iii)                               Notarial Notification. A copy of each Notarial Notification delivered to any Off-taker party to an Off-take Agreement;

(iv)                              Loan Documents. The other Loan Documents, duly executed and delivered by the parties thereto, together with the evidence of the taking of all such other action as may be required on or prior to the Borrowing Date in the opinion of the United States and Peruvian counsel, under the laws of the United States of America and Perú, to make the obligations thereunder enforceable against all parties thereto;

(v)                                 Corporate Documents. Certified copies of the Organizational Documents of each of the Borrower and the Guarantors and of documents (including appropriate resolutions of the partners’ meeting or similar body of the Borrower) evidencing the due authorization by it of the entering into and performance by it of the Loan Documents to which it is a party and the authority of the persons signing the Loan Documents on behalf of it;

(vi)                              Officer’s Certificates. A certificate signed by an authorized officer or director of each of the Borrower and the Guarantors, dated as of the Borrowing Date, to the effect that: (A) all representations and warranties made by it contained in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of such date, and (B) it is in compliance in all material respects (except to the extent a covenant is qualified by reference to materiality or Material Adverse Effect in which case it shall be in compliance with it in all respects) with all of its covenants and agreements contained in any Loan Documents to which it is a Party and (C) no Default exists;

(vii)                           Approvals. Copies of all licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including UCC financing statements) and of all third party consents and approvals, required in connection with the making and performance by the Borrower and the Guarantors of the Loan Documents to which each is a party;

(viii)                        Incumbency Certificate. A certificate or similar document of each of the Borrower and the Guarantors as to the authority, incumbency and specimen signatures of the individuals who have executed the Loan Documents to which each is a party and other documents contemplated hereby on behalf of each such Person;

(ix)                                Opinions of Counsel. The Administrative Agent shall have received the following legal opinions, dated the Borrowing Date and addressed to the Administrative Agent and the Lenders:

(A)                              the opinion of Stroock & Stroock & Lavan LLP, special New York counsel to the Borrower and the Guarantors, substantially in the form of Exhibit K-I;

(B)                                the opinion of Rodrigo, Elías & Medrano Abogados, special Peruvian counsel to the Borrower and the Guarantors, substantially in the form of Exhibit K-II;

(C)                                the opinion of J. Durkin Ledgard, internal counsel to BPZ Resources, substantially in the form of Exhibit K-III;

(D)                               the opinion of Claudia Noriega, internal counsel to the Borrower, substantially in the form of Exhibit K-IV;

(E)                                 the opinion of Chadbourne & Parke LLP, special U.S. counsel to the Administrative Agent, the Lenders and the Arrangers, in form and substance satisfactory to the Administrative Agent; and

(F)                                 the opinion of Rubio, Leguía & Normand, special Peruvian counsel to the Administrative Agent, the Lenders and the Arrangers, in form and substance satisfactory to the Administrative Agent;

(x)                                   Process Agent Acceptance. A letter from the Process Agent accepting its appointment as process agent for the Borrower and the Guarantors;

(xi)                                Financial Statements. A copy of (A) the audited balance sheet of each Loan Party as of December 31, 2010 and the related statements of income and cash flows for the fiscal year ending on that date, and (B) the unaudited balance sheet of each Loan Party as of March 31, 2011 and the related statements of income and cash flows for the period of one fiscal quarters ending on that date, in each case in accordance with GAAP;

(xii)                             Insurance Policies. The Administrative Agent shall have received copies of each of the insurance policies required to be issued in accordance with Annex II, naming, in the case of insurance covering any assets or property which constitute Collateral, the BPZ Peru Secured Parties as loss payees and additional insured thereunder; and

(xiii)                          Other. Such other documents and other conditions as the Administrative Agent may reasonably request in advance in connection with this Agreement and the other Loan Documents.

(d)                                 the Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 3.7, which shall include an instruction as to the application of the proceeds of the Loans;

(e)                                  simultaneously with the disbursement of the Loans, the Administrative Agent shall have received evidence of the issuance of irrevocable instructions for the payment of the fees and expenses then due and payable under Sections 2.3 (including any fees and other amounts due under the Fee Letter) and 11.3 (to the extent such fees and expenses were set forth in an invoice presented to the Borrower prior to the Borrowing Date), in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the making of the Loans hereunder and of any and all stamp taxes or similar taxes payable in connection with the transactions contemplated hereby or by any other Loan Document;

(f)                                    the Administrative Agent shall have received evidence that the Debt Service Reserve Account has been established and will be funded with the Debt Service Reserve Account Required Balance in accordance with the Security and Control Agreement;

SECTION 5.2 Satisfaction of Conditions Precedent. Each Lender shall be deemed to have agreed to and accepted each document, and to have approved or accepted each other matter delivered or occurring pursuant to Section 5.1, unless such Lender (before making the amount of its Loans available to the Administrative Agent) notifies the Administrative Agent in writing that it does not so agree with or accept such document or other matters. The determination as to satisfaction of the conditions precedent set forth in Section 5.1 shall be at the sole discretion of the Administrative Agent and the Lenders or Majority Lenders, as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

As of the Closing Date and the Borrowing Date, the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders that:

SECTION 6.1 Power and Authority, Compliance with Laws, Capitalization, etc.

(a)                                  Each Loan Party and each of its Subsidiaries: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power, and has all material Governmental Approvals, necessary to own or lease its Properties and carry on its business as now being or as proposed to be conducted, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, (iv) has full power, authority and legal right to make and perform its obligations under each Loan Document to which it is a party, and (v) is in material compliance with its Organizational Documents and all Applicable Laws (including any Prohibited Nations Act), Governmental Approvals and contractual obligations applicable to it.

(b)                                 All of the issued and outstanding shares of Capital Stock and Voting Stock of each Loan Party and each of their Subsidiaries’ are as set forth in Schedule 6.1(b). All of the shares of Capital Stock and Voting Stock of the Loan Parties and each of their Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of Capital Stock and Voting Stock of the Loan Parties and each of their Subsidiaries are held as set forth in Schedule 6.1(b) free and clear of any Liens.

(c)                                  Except as provided in Schedule 6.1(c), there are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including without limitation pursuant to uncapitalized capital contributions) obligating the Loan Parties or any of their Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Capital Stock, Voting Stock or any securities exchangeable for, or convertible into, Capital Stock or Voting Stock or obligating the Loan Parties or any of their Subsidiaries to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

(d)                                 Schedule 6.1(d) contains a list of each Subsidiary of the Loan Parties, including its name and jurisdiction of incorporation.

SECTION 6.2 Due Authorization, Etc. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is party and of all other documents to be executed and delivered thereunder by it have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not contravene: (a) its Organizational Documents, (b) any Applicable Law (including, without limitation any Prohibited Nations Act), decree, judgment, award, injunction or similar legal restriction in effect, or (c) any document or other contractual restriction binding upon or affecting it or any of its Properties.

SECTION 6.3 No Additional Authorization Required. Except for the filing of a UCC financing statement in the District of Columbia (with respect to the Borrower) in favor of the Administrative Agent (on behalf of the BPZ Peru Secured Parties) with respect to the Liens on the Collateral, all notices to and filings and registrations with, any Governmental Authority, and all third-party approvals, required for the due execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and for the legality, validity or enforceability of the Loan Documents have been obtained and are in full force and effect and true copies thereof have been provided to the Administrative Agent.

SECTION 6.4 Legal Effect. This Agreement and each other Loan Document to which any Loan Party is a party have been duly executed and delivered by each Loan Party thereto, and are legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their terms, in each case except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

SECTION 6.5 Financial Statements. The balance sheets of each Loan Party, delivered pursuant to Section 5.1(c)(x), and the related statements of income and cash flows delivered in connection therewith (including, in each case, the notes in relation thereto), are complete and correct and fairly present the financial condition of such Loan Party as of such date and the results of such Loan Party’s operations for the fiscal year (or, in the case of the financial statements delivered pursuant to Section 7.5, the fiscal year or fiscal quarter, as applicable, ending on such date), all in accordance with GAAP, and such Loan Party does not have any material contingent liabilities or unusual forward or long-term commitments not disclosed therein. Since December 31, 2010, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 6.6 Ranking. The payment obligations of each Loan Party hereunder and under the other Loan Documents to which it is a party are unconditional general obligations of such Loan Party, and rank at least pari passu with all other present and future senior unsubordinated Debt of such Loan Party, except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

SECTION 6.7 Existing Debt. Attached as Schedule 6.7 is a complete and accurate list of all existing Debt of each Loan Party and each of its Subsidiaries.

SECTION 6.8 No Actions or Proceedings. Except as set forth in Schedule 6.8, there is no litigation, investigation, arbitration or other proceeding pending or, to the best knowledge of each Loan Party, threatened against any Loan Party or any of its Subsidiaries by or before any arbitrator or Governmental Authority that individually or in the aggregate, has had or, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.9 Commercial Activity; Absence of Immunity. Each Loan Party and each of its Subsidiaries is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party, and the execution, delivery and performance by it of such Loan Documents constitute private and commercial acts rather than public or governmental acts. None of the Loan Parties nor any of its Subsidiaries or their respective Properties are entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process in connection therewith, arising under the Loan Documents.

SECTION 6.10                    Taxes. There is no Tax of any kind imposed by the United States of America or Perú (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such Tax) either: (a) on or by virtue of the execution or delivery of the Loan Documents or (b) on any payment to be made by any Loan Party pursuant to the Loan Documents other than (i) an Income Tax withholding imposed in Perú at the rate of 4.99% which rate applies if the amount of the Loans is effectively transferred to the Borrower through the Peruvian financial system, and (ii) a Peruvian Financial Transaction Tax at the rate of 0.005% of each credit and debit transaction with respect to an account with an entity that is part of the Peruvian financial system or through an established payment system. Notwithstanding the foregoing, if Interest plus fees, costs, and expenses paid by the Borrower to the Lenders, exceed the then applicable LIBO Rate plus 7 percentage points, an income tax withholding at the rate of 30% shall apply to such excess in Perú. Each Loan Party and each of its Subsidiaries has filed all tax returns required to be filed by it (taking into account any applicable extensions) and paid all taxes shown to be due thereon.

SECTION 6.11                    Legal Form. Each of the Loan Documents is (or upon its coming into existence will be) in proper legal form under its governing law for the enforcement thereof against the parties thereto under such law, and if each were stated to be governed by such law, would constitute a legal, valid and binding obligation thereof under such law, enforceable in accordance with its terms; provided that the enforceability and admissibility as evidence before the Peruvian courts and authorities of any Loan Document executed or delivered outside of Perú may be subject to: (i) providing an official translation, if the document is not in the Spanish language; and/or (ii) in case of documents issued before a public officer outside of Perú (x) prior legalization by apostille before the competent authority in the country wherein it was issued, in cases of documents issued in countries that are parties to the Hague Apostille Convention, or (y) prior certification by Peruvian consular authorities, in case of documents issued in countries that are not parties to the Hague Apostille Convention. Subject to the preceding sentence, all formalities required in the United States and Perú for the validity and enforceability (including any necessary registration, recording or filing with any court or other Governmental Authority) of each Loan Document have been accomplished, and no Taxes are required to be paid for the validity and enforceability thereof, except for applicable court fees.

SECTION 6.12                    Full Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by (or on behalf of) each Loan Party to the Administrative Agent and/or the Lenders in connection with the Loan Documents or included therein or delivered pursuant thereto do not contain any untrue statement of material fact or, taken as a whole, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading on the date as of which such information is stated or certified; and if any of such information, reports, financial statements, exhibits and schedules shall become materially untrue or misleading in light of the circumstances under which they were made at any time on or before the Borrowing Date, each Loan Party shall promptly inform the Administrative Agent thereof; it being understood that projections as to future events are not to be viewed as statements of fact. All written information furnished after the Closing Date (or on behalf of) each Loan Party to the Administrative Agent or Lender in connection with the Loan Documents and the transactions contemplated thereby will be true, complete and accurate in every material respect, or (in the case of projections) based upon reasonable estimates, on the date of which such information is stated or certified. There is no fact known to any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated by the Loan Documents.

SECTION 6.13                    Security Interest. The Collateral Documents provide the Collateral Agents (on behalf of the EENE Secured Parties and/or BPZ Peru Secured Parties, as applicable) with effective, valid, legally binding and enforceable first priority Liens on all of the Collateral, which as of the Borrowing Date, will be superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien, assignment or otherwise, except as may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability, and subject only to the registration, after the date hereof, in the applicable Peruvian Public Registry. All necessary action will have been taken as of the Borrowing Date under the Applicable Laws of the United States and Perú to establish and perfect the first priority rights of the Collateral Agents in and to the Collateral, save for the registration of the Collateral Documents other than the Security and Control Agreement and the Notarial Notice in the applicable Peruvian Public Registry, which registration shall be carried out as provided in Section 7.14.

SECTION 6.14                    Title to Assets; Liens. Except for the Permitted Liens and other Liens permitted in Section 7.10 or otherwise as set forth in Schedule 6.14 hereto, each Loan Party and its Subsidiaries (a) have good and marketable title to all of the material Property (including all other Collateral pledged by each Loan Party) purported to be owned by them, free and clear of all Liens, and hold such title and all of such Property in their own name and not in the name of any nominee or any other Person, (b) are lawfully possessed of a valid and subsisting leasehold estate in and to all material Property that they purport to lease, and hold such leaseholds in their own name and not in the name of any nominee or other Person, and (c) except under the Loan Documents, are not restricted by their Organizational Documents, contract, Applicable Law or otherwise from creating Liens on any of their Properties.

SECTION 6.15                    Insurance. All Properties of each Loan Party and their Subsidiaries are insured in such amounts, against such risks, in such form and with such insurers, as specified in Annex II.

SECTION 6.16                    Use of Proceeds. After the Borrowing Date, the Borrower has used proceeds from the Loans solely for Permitted Uses and such Permitted Uses comply in all respects with Applicable Law.

SECTION 6.17                    No Defaults. No Default exists.

SECTION 6.18                    Solvency. The Loan Parties and each of their Subsidiaries, on a Consolidated basis, are, and immediately after giving effect to the disbursement of the Loans will be, Solvent.

SECTION 6.19                    Investment Company Act. None of the Loan Parties nor any of its Subsidiaries is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940.

SECTION 6.20                    UCC Matters. The Borrower, as of the Borrowing Date, will not have: (a) a place of business in the United States of America, (b) changed its jurisdiction of organization within the last five years or (c) any “notice of an adverse claim” (within the meaning of Section 8-105 of the UCC) with respect to the Debt Service Reserve Account or any deposits therein or assets credited thereto.

SECTION 6.21                    Sanctioned Person. None of the Loan Parties nor any of its Affiliates is a Sanctioned Person. As used herein, “Sanctioned Person” means (a) a Person listed by the U.S. Office of Foreign Assets Control on the Specially Designated Nationals or Blocked Persons List, including Specially Designated Nationals under the terms of the Cuban Assets Control Regulations or (b) any other Person with whom other Persons may not engage in unlicensed transactions under any Prohibited Nations Act. No part of the proceeds of the Loans shall be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of financing, supporting or facilitating any transaction with Cuba, a Cuban national or a Specially Designated National.

SECTION 6.22                    Environmental Matters. Except as set forth on Schedule 6.22, none of the Loan Parties nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, is subject to any Environmental Liability, has received notice of any claim with respect to any Environmental Liability or knows of any facts or circumstances reasonably likely to result for any Environmental Liability.

ARTICLE VII

COVENANTS

The Loan Parties, jointly and severally, covenant and agree with the Lenders and the Administrative Agent that until termination of this Agreement in accordance with Section 11.21:

SECTION 7.1 Corporate Existence; Inspection; Books and Records. Except to the extent permitted otherwise by Sections 7.12 and Section 7.15, each Loan Party shall (and shall cause each of its Subsidiaries to) (i) preserve and maintain its legal existence, (ii) obtain and maintain all Governmental Approvals, rights, privileges, licenses and franchises necessary for the maintenance of its corporate existence and good standing, (iii) keep and cause each of their respective Subsidiaries to, keep proper books of record and account adequate to reflect truly and fairly in all material respects the respective financial condition and results of operations of such Loan Party and their respective Subsidiaries in conformity with GAAP. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives of the Lenders to visit and inspect, under the guidance of officers of each Loan Party, any of the properties of such Loan Party or any of its respective Subsidiaries, and to examine and make copies of the books of record and account of such Loan Party or any of its Subsidiaries and discuss the affairs, finances and accounts of each Loan Party and any of its Subsidiaries with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals during normal business hours and upon reasonable notice and to such reasonable extent as the Lenders may request.

SECTION 7.2 Compliance with Applicable Laws; Insurance.

(a)                                  Each Loan Party shall (and shall cause each of its Subsidiaries to): (i) comply, in all material respects, with the requirements of all Applicable Laws (including, without limitation, all Environmental Laws, Prohibited Nations Acts and Peruvian exchange control regulations) and orders of any Governmental Authority, (ii) timely file all tax returns required to be filed by it and pay and discharge at or before maturity all of its obligations and (iii) maintain all of its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted.

(b)                                 Each Loan Party shall (and shall cause each of its Subsidiaries to) maintain its business and Property (including, for the avoidance of doubt, any after-acquired Property which constitutes Collateral) insured in such amounts, against such risks, in such form and with such insurers as specified in Annex II and, in the case of after-acquired Property, on terms consistent with prudent industry practice for companies engaged in substantially the same businesses as the Loan Parties in the same region, and (ii) cause each Block Subsidiary to maintain third-party liability insurance with financially sound and reputable insurers and on terms and conditions as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(c)                                  Concurrently with the issuance of each insurance policy required under Annex II covering any, present or future, asset or Property which constitutes Collateral, the Borrower shall take such actions as may be necessary or advisable for the Administrative Agent on behalf of the Lenders to be named as additional insured and loss payee thereunder.

SECTION 7.3 Reserve Certification. At the Borrower’s expense, within ninety (90) days following the end of each Financial Year, and one additional time per Financial Year at the written request of the Administrative Agent, deliver an updated Reserve Certification.

SECTION 7.4 Governmental Approvals. Each Loan Party shall (and shall cause each of its Subsidiaries to) promptly obtain, and maintain in full force and effect, all Governmental Approvals from time to time necessary for its authorization, execution and delivery of the Loan Documents to which it is a party, and the due performance of all of its obligations, and the exercise of all of its rights, thereunder.

SECTION 7.5 Reporting Requirements. Each Loan Party shall distribute copies to the Administrative Agent and the Lenders:

(a)                                  (i)  as soon as available and in any event within one hundred and twenty (120) days after the last day of its fiscal year, annual audited, Consolidated financial statements of such Loan Party with the opinion thereon of a reputable independent public accountant (without qualification as to scope of audit or the ability of such Person to operate as a going concern), it being agreed that BDO USA, LLP is a reputable independent public accountant, and (ii) as soon as available and in any event within seventy-five (75) days after the end of each fiscal quarter (other than the fourth fiscal quarter) of each of its fiscal years, quarterly unaudited Consolidated financial statements of the such Loan Party, each in form and substance satisfactory to the Administrative Agent, prepared in accordance with GAAP,

(b)                                 each time financial statements are required to be delivered under clause (a), a certificate of the chief financial officer (or more senior officer) of the each Loan Party: (i) providing a calculation (in reasonable detail) of each covenant under Section 7.22 as of the end of the most recent fiscal quarter, and (ii) certifying that his/her review has not disclosed the existence of a Default or, if any Default then exists, specifying the nature and period of existence thereof and what action has been taken or is proposed to be taken with respect thereto,

(c)                                  within five (5) Business Days after any Loan Party obtains knowledge of any Default, a certificate of the chief financial officer or the chief accounting officer (or more senior officer) thereof setting forth the details thereof (including nature and period of existence thereof) and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto,

(d)                                 promptly (and, in any event, within five (5) Business Days) after any Loan Party obtains knowledge thereof, notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or affecting any Loan Party or any of its Subsidiaries: (i) that has had or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or (ii) relating to any of the Loan Documents,

(e)                                  promptly (and, in any event, within five (5) Business Days) after any Loan Party obtains knowledge thereof, notice of any other event or development that has had or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect,

(f)                                    promptly (and, in any event, within ten (10) Business Days after a request therefor) such other information with respect to each Loan Party as any Lender (through the Administrative Agent) or the Administrative Agent may reasonably request,

(g)                                 within fifteen (15) Business Days after the last day of each calendar month, a certificate of the chief financial officer (or more senior officer) of the Borrower (i) providing a calculation (in reasonable detail) of the Debt Service Coverage Ratio for the most recently ended calendar month, (ii) certifying the compliance by the Borrower with the provisions of Section 7.22(e) and setting forth in reasonable detail the calculations required to establish such compliance, (iii) setting forth (w) the Dollar Equivalent of the aggregate amount actually paid by the Off-takers directly to the Collection Account in respect of Receivables during the immediately preceding three (3) month period, the date on which each payment was actually made, whether the amounts due under the applicable Off-take Agreement during each such calendar month were paid in full, (x) the name of each such Off-taker, the Off-take Agreement under which payments by such Off-taker were made and the amount of oil or gas sold to such Off-taker associated with such payment, and (y) a complete and accurate list of all Off-take Agreements in effect as of the last day of the immediately preceding calendar month, including the name of the Off-taker party thereto;

(h)                                 commencing on January 1, 2012, not later than January 15 and July 15 of each Financial Year a certificate of the chief financial officer (or more senior officer) showing a calculation (in reasonable detail) of the projected Liquidity Ratio for the next succeeding six (6) month period; and

(i)                                     within fifteen (15) Business Days after approval thereof by the Board of Directors of BPZ Resources (but in no event, later than January 15 of each Financial Year), a copy of the budget of BPZ Resources and its Consolidated Subsidiaries for such Financial Year.

SECTION 7.6 Ranking; Priority. Each Loan Party shall promptly take all actions as may be necessary to ensure that its obligations under the Loan Documents to which it is a party will at all times constitute unconditional and unsubordinated general obligations thereof ranking at least pari passu with all other present and future senior unsubordinated Debt thereof, except as may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

SECTION 7.7 Debt Service Reserve Account. The Borrower shall cause (i) the Debt Service Reserve Account to be established and maintained in accordance with the provisions of the Security and Control Agreement, and (ii) the amounts on deposit in the Debt Service Reserve Account to be at least equal to the Debt Service Reserve Account Required Balance at all times.

SECTION 7.8 Receivables. The Borrower shall (i) irrevocably instruct each Off-taker to make or cause to be made all payments by such Off-taker in connection with the Receivables into the Collection Account and (ii) cause each such Off-taker to make all such payments directly into the Collection Account.

SECTION 7.9 Debt. None of the Loan Parties shall (nor shall permit any of its Subsidiaries to) create, incur, issue or suffer to exist any Debt, except any of the following:

(a)                                  Debt under the Loan Documents;

(b)                                 Debt existing on the Closing Date and set forth in Schedule 6.7; provided, that the obligations of any Loan Party or any of its Subsidiaries under any Debt owing to another Loan Party or any Subsidiary of a Loan Party on the Closing Date shall be subordinated to the obligations of the Loan Parties under the Loan Documents; provided, further; that so long as no Default shall have occurred and be continuing or would occur after giving effect thereto, the Loan Party or Subsidiary thereof that incurred such Debt shall be permitted to pay interest, principal and other amounts thereon in compliance with Section 7.18;

(c)                                  so long as no Default shall have occurred and be continuing or would occur after giving pro-forma effect to such incurrence, Debt of the Borrower incurred in compliance with Section 7.22(g);

(d)                                 so long as immediately before any such Debt is incurred and immediately after giving effect thereto no Default shall exist and be continuing, Gas to Power Non-Recourse Debt;

(e)                                  Permitted Intercompany Debt;

(f)                                    so long as immediately before any such Debt is incurred and immediately after giving effect thereto no Default shall exist and be continuing, unsecured Debt of BPZ Resources; and

(g)                                 so long as immediately before any such Debt is incurred and immediately after giving effect thereto no Default shall exist and be continuing, Non-Recourse Debt of any Block Subsidiary.

SECTION 7.10                    Negative Pledge. None of the Loan Parties shall (nor shall permit any of its Subsidiaries to) create, assume or suffer to exist any Lien on any of its Property (or the Property of such Subsidiary), whether now owned or hereafter acquired by it, except:

(a)                                  Permitted Liens;

(b)                                 Liens created under the Loan Documents;

(c)                                  Liens in any assets or property of a Block Subsidiary securing Non-Recourse Debt of any Block Subsidiary incurred in compliance with Section 7.9; and

(d)                                 Liens existing on the Closing Date and set forth on Schedule 7.10.

SECTION 7.11                    Transactions with Affiliates. None of the Loan Parties shall (nor shall permit any of its Subsidiaries to), directly or indirectly, (a) pay any funds to or for the account of any Affiliate, (b) make any Investment in any Affiliate (whether by acquisition of Capital Stock or Debt, by loan, advance, transfer of property, Guaranty or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise), (c) lease, sell, transfer, or otherwise dispose of any assets, tangible or intangible, to or from any Affiliate, or (d) participate in, or enter into, any transaction with any Affiliate, except in the case of clauses (a) through (d) above, on an arms’ length basis in the ordinary course of business; provided that (i) nothing in this Section shall be deemed to prohibit the transactions contemplated or permitted by the Loan Documents and (ii) the foregoing provisions of this Section shall not prohibit any such Person from declaring or paying any lawful contribution or dividend or other payment in respect of its Capital Stock or to repaying principal and interest on any Permitted Intercompany Debt (subject to the provisions of Section 7.18).

SECTION 7.12                    Line of Business, Etc. None of the Loan Parties shall (nor shall permit any of its Subsidiaries to): (a) make any material change in its line of business, or (b) change its fiscal year, (c) change its name or domicile or take any other action that might adversely affect the priority, perfection or validity of the Liens created by the Collateral Documents or make or permit any material change in its accounting policies or reporting practices except as required by a change in applicable GAAP.

SECTION 7.13                    Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for Permitted Uses. No part of the proceeds of the Loans shall be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the U.S. Federal Reserve System.

SECTION 7.14                    Further Assurances. Each Loan Party shall (i) within forty-five (45) days from the Borrowing Date, deliver to the Administrative Agent documentation in substance and form satisfactory to the Administrative Agent evidencing confirmation of registration and recordings with the relevant Peruvian Governmental Authority of the Stock Pledge Agreement, the Oil Pledge Agreement, the Asset Pledge, the Flow Trust and the Power of Attorney and, subject to Section 7.29, if applicable, the Asset Trust and (ii) from time to time, do and perform any and all acts (and execute any and all documents) as may be necessary or required by Applicable Law or reasonably requested by a Collateral Agent to maintain each Lien created by the applicable Collateral Documents in full force and effect and enforceable in accordance with its terms, including: (a) making filings and recordings, (b) making payments of fees and other charges, (c) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (d) discharging all claims or other Liens adversely affecting the rights of the Collateral Agents or any other BPZ Peru Secured Party in any Collateral, (e) publishing or otherwise delivering notice to third parties, (f) depositing title documents and (g) taking all other actions either necessary or required by Applicable Law or otherwise reasonably requested by the Collateral Agents. None of the Loan Parties shall transfer all or any portion of the Collateral to any Person except as expressly required under the Loan Documents.

SECTION 7.15                    Mergers; Consolidations, etc. (a) None of the Loan Parties shall (nor shall permit any of its Subsidiaries) to (i) enter into any merger or consolidation except if a Loan Party shall be the survivor, so long as no Default shall have occur and be continuing or would result from the consummation of such merger or consolidation, or (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

(b)                                 None of the Loan Parties shall (nor shall permit any of its Subsidiaries) to make any Asset Sale; provided that (i) the Loan Parties and their Subsidiaries will be permitted to enter into Farm-Out Transactions (subject to the use and application of any proceeds in accordance with Section 3.4), and (ii) the Borrower will be permitted to consummate the Permitted Block Z-1 License Transfer and the Permitted License Transfers.

SECTION 7.16                    Investment Company Act. None of the Loan Parties shall (nor shall permit any other Person to) take any action that could reasonably be expected to result in any Loan Party or any of its Subsidiaries being an “investment company” under the U.S. Investment Company Act of 1940.

SECTION 7.17                    Material License Contracts. Each Loan Party shall (i) perform and cause each of its Subsidiaries to, perform its material obligations each existing and future agreement or instrument (including, without limitation, in the case of the Borrower, the Block Z-1 License Contract and any other License Contract entered into by such Loan Parties and, in the case of any Block Subsidiary, on and following the consummation of the relevant Permitted License Transfer, any License Contract to which such Block Subsidiary becomes a party pursuant to such transfer) necessary to the business of such Loan Party or any of its Subsidiaries, to which such Loan Party or any such Subsidiary is a party or by which it is bound, and (ii) not cancel or terminate, or permit any of its Subsidiaries to cancel or terminate, any such contract or instrument or consent to or accept any cancellation or termination thereof, amend, waive or transfer (other than as contemplated under the Agreement) any right under, modify or change in any manner any term or condition of any such contracts or instrument or give any consent or take any other action in connection with any such contracts that would impair the value of the interest or rights of such Loan Party or such Subsidiaries thereunder.

SECTION 7.18                    Restricted Payments. No Loan Party shall (nor shall permit any of its Subsidiaries to) make any Restricted Payment, other than Restricted Payments:

(a)                                  by BPZ Resources to the holders of its Capital Stock after the date that is twelve (12) months after the Closing Date, so long as immediately before any such Restricted Payment is made and immediately after giving effect thereto on a pro forma basis (i) no Default shall exist and be continuing and (ii) the Consolidated Leverage Ratio for the most recently ended Rolling Period is less than 2.00:1.00;

(b)                                 by the Borrower to BPZ Energy and BPZ Resources, so long as immediately before any such Restricted Payment is made and immediately after giving effect thereto no Default shall exist and be continuing;

(c)                                  by any Subsidiary of a Loan Party to a Loan Party;

(d)                                 so long as immediately before any such Restricted Payment is made and immediately after giving effect thereto, no Default shall exist and be continuing, by any Loan Party or any of its Subsidiaries to any Loan Party and any of its Subsidiaries in an aggregate amount not to exceed any Farm-Out Available Proceeds (minus the amount of any Farm-Out

Available Proceeds used to make Investments or Capital and Exploratory Expenditures in accordance with this Agreement prior to the date of such Restricted Payment).

SECTION 7.19                    Investments. None of the Loan Parties shall (nor shall permit any of its Subsidiaries to) make, hold or acquire any Investment, other than:

(a)                                  Investments by any Loan Party or any of its Subsidiaries in Cash Equivalents;

(b)                                 Investments by any Loan Party or any of its Subsidiaries in any Person funded with the proceeds of Equity Offerings, so long as immediately before any such Investment is made and immediately after giving effect thereto, no Default shall exist and be continuing;

(c)                                  Investments by any Loan Party or any of its Subsidiaries in any Loan Party or any of its Subsidiaries in an amount not to exceed the aggregate amount of any Farm-Out Available Proceeds (minus the amount of any Farm-Out Available Proceeds used to make Restricted Payments or Capital and Exploratory Expenditures in accordance with this Agreement prior to the date of such Investment), so long as immediately before any such Investment is made and immediately after giving effect thereto no Default shall exist and be continuing;

(d)                                 Investments by any Loan Party or any of its Subsidiaries in a Loan Party; provided, that the obligations of any Loan Party under any Investment in the form of Debt owing to another Loan Party or any of its Subsidiaries shall be subordinated to the obligations of the Loan Parties under the Loan Documents; provided, further, that so long as no Default shall have occurred and be continuing or would occur after giving effect thereto, the Loan Party that incurred such Debt shall be permitted to pay interest, principal and other amounts thereon in compliance with Section 7.18;

(e)                                  Investments by BPZ Resources and BPZ Energy in any of their respective Subsidiaries in an aggregate amount (for both BPZ Resources and BPZ Energy) not to exceed US$7,500,000 in any Financial Year (minus the amount of any Capital and Exploratory Expenditures made in accordance with Section 7.21(d) in such Financial Year, but excluding for such purposes, only in the case of the Financial Year ended December 31, 2011, the US$6,000,000 referred to in subsection (iv) of the definition of “Permitted Uses”), so long as immediately before any such Investment is made and immediately after giving effect thereto, no Default shall exist and be continuing;

(f)                                    Investments by BPZ Resources and BPZ Energy in Nueva Esperanza in an amount sufficient for Nueva Esperanza to pay any amounts due under the Nueva Esperanza Financing Documents; and

(g)                                 Investments of the Loan Parties outstanding on the Closing Date in the Subsidiaries set forth in Schedule 6.1(d).

SECTION 7.20                    Sale Leasebacks. None of the Loan Parties shall (nor shall permit any of its Subsidiaries to) enter into any Sale/Leaseback Transactions with respect to any Property.

SECTION 7.21                    Limitation on Capital and Exploratory Expenditures. None of the Loan Parties shall (nor shall permit any of its Subsidiaries to) make Capital and Exploratory Expenditures, other than:

(a)                                  so long as immediately before any such Investment is made and immediately after giving effect thereto, no Default shall exist and be continuing, Capital and Exploratory Expenditures made by any Loan Party or any of its Subsidiary in an aggregate amount not to exceed the sum of (i) the proceeds from Equity Offerings, (ii) any Farm-Out Available Proceeds (minus the amount of any Farm-Out Available Proceeds used to make Investments or Restricted Payments in accordance with this Agreement prior to the date of such Capital and Exploratory Expenditures), and (iii) the proceeds from Non-Recourse Debt of any Block Subsidiary incurred in compliance with Section 7.9(g);

(b)                                 so long as immediately before any such Capital and Exploratory Expenditures is made and immediately after giving effect thereto, no Default shall exist and be continuing, Capital and Exploratory Expenditures made by Nueva Esperanza in connection with the Gas to Power Project, so long as such Capital and Exploratory Expenditures are funded using the proceeds from Gas to Power Non-Recourse Debt;

(c)                                  Capital and Exploratory Expenditures made by any Loan Party or any of its Subsidiaries in connection with the development of Block Z-1 which, taken together with Capital and Exploratory Expenditures made by any other Loan Party or its Subsidiaries for the development of Block Z-1, do not exceed (i) US$100,000,000 in the Financial Year ended December 31, 2011, of which no more than US$20,000,000 may be used for Exploratory Expenditures, (ii) US$150,000,000 in the Financial Year ended December 31, 2012, of which no more than US$15,000,000 may be used for Exploratory Expenditures, (iii) US$150,000,000 in the Financial Year ended December 31, 2013, of which no more than US$20,000,000 may be used for Exploratory Expenditures, and (iv) US$150,000,000 in the Financial Year ended December 31, 2014, of which no more than US$20,000,000 may be used for Exploratory Expenditures; provided, however, that the unused portion of the amount of all such Capital and Exploratory Expenditures in any Financial Year up to a maximum amount of US$25,000,000 (such amount, the “Carry Over Amount”) may be carried forward one single Financial Year and allocated to the next succeeding Financial Year, and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the first amount spent on Capital and Exploratory Expenditures in the succeeding Financial Year; and

(d)                                 so long as immediately before any such Investment is made and immediately after giving effect thereto, no Default shall exist and be continuing, Capital and Exploratory Expenditures made by any Loan Party or any of its Subsidiaries for the development of any oil and gas exploration field in any exploration block other than the Block Z-1 in an aggregate amount not to exceed US$7,500,000 in any Financial Year (minus the amount of any Investments made in accordance with Section 7.19(b) in such Financial Year, but excluding for such purposes, only in the case of the Financial Year ended December 31, 2011, the US$6,000,000 referred to in subsection (iv) of the definition of “Permitted Uses”).

SECTION 7.22 Financial Covenants.

(a)                                  Consolidated Leverage Ratio. None of the Loan Parties shall permit the Consolidated Leverage Ratio for each of the Rolling Periods set forth in Annex III-A to exceed the maximum ratio set forth therein opposite such Rolling Period.

(b)                                 Consolidated EBITDAX to Consolidated Interest Expense Ratio. None of the Loan Parties shall permit the Consolidated EBITDAX to Consolidated Interest Expense Ratio for each of the Rolling Periods set forth in Annex III-B to be less than the minimum ratio set forth therein opposite such Rolling Period.

(c)                                  Total Capitalization Ratio. None of the Loan Parties shall permit the Total Capitalization Ratio for each of the fiscal quarters set forth in Annex III-C to exceed the ratio set forth therein opposite such quarter.

(d)                                 Minimum Barrel Production per Quarter. None of the Loan Parties shall permit the Borrower’s aggregate crude oil barrel production for each of the fiscal quarters set forth in Annex III-D to be less than the number of barrels set forth therein opposite such quarter; provided, that in the event that the Borrower enters into any Farm-Out Transaction with respect to Block Z-1 and in accordance with the provisions of this Agreement, the production levels set forth in Annex III shall, following the consummation of such Farm-Out Transaction, be reduced proportionally to reflect the portion of crude oil barrel production of the Borrower (and/or any of its Affiliates) represented by the rights, title and interest of the Borrower (and/or any of its Affiliates) in the Block Z-1 License Contract transferred (directly or indirectly) to the applicable Farmee in connection with such Farm-Out Transaction.

(e)                                  Debt Service Coverage Ratio. Commencing with (and including) the three (3) month period ending on September 30, 2011, none of the Loan Parties shall permit the Debt Service Coverage Ratio to be less than 2.5:1.0.

(f)                                    Proved Developed Producing Reserves Coverage Ratio. None of the Loan Parties shall permit the Proved Developed Producing Reserves Coverage Ratio for any fiscal quarters ending after the Closing Date to be less than 1.5:1.0.

(g)                                 Maximum Indebtedness. None of the Loan Parties shall permit the Debt of the Borrower, to exceed in the aggregate (i) US$120,000,000 (or its equivalent in other currencies) for the fiscal year ended December 31, 2011 and (ii) US$150,000,000 (or its equivalent in other currencies) thereafter, at any time outstanding, of which no more than US$120,000,000 (or its equivalent in other currencies) may be secured by any Property of any Loan Party or any of its Subsidiaries.

(h)                                 Liquidity Ratio. None of the Loan Parties shall permit the Liquidity Ratio for any six (6) month period commencing on or after January 1, 2012 to be less than 1.1:1.0.

SECTION 7.23                    Application of Loan Proceeds. The Borrower shall cause the proceeds of the Loans to applied in accordance with Section 7.13 of this Agreement.

SECTION 7.24                    Derivative Transactions. Each Loan Party shall not:

(a)                                  enter into any Derivative Transaction, other than Derivative Transactions entered into (i) in accordance with Section 7.30 or (ii) in the ordinary course of business that do not require any collateral (cash or otherwise), recouponing or similar payment, except with the prior written consent of the Administrative Agent; or

(b)                                 assume the obligations of any party to any Derivative Transaction.

SECTION 7.25                    Power of Attorney. Each Loan Party shall (i) do and perform, from time to time, any and all acts (and execute any and all documents) as may be necessary or required by Applicable Law or reasonably requested by the Administrative Agent to maintain the Power of Attorney in full force and effect, and (ii) no later than fifteen (15) Business Days prior to the expiration of the Power of Attorney, renew and extent the Power of Attorney to the satisfaction of the Administrative Agent.

SECTION 7.26                    Corvina Offshore Field Project Completion and Barrel Production.

(a)                                  The Loan Parties shall cause the Corvina Offshore Field Project Completion to occur on or prior to August 31, 2012.

(b)                                 The Loan Parties shall cause the Corvina Offshore Field Project to start crude oil barrel production on or prior to October 31, 2012.

SECTION 7.27                    Commercial Production Date. The Loan Parties shall cause the Commercial Production Date to occur on or prior to January 1, 2012.

SECTION 7.28                    Sales of Oil and Gas. None of the Loan Parties shall cause or permit the Borrower to sell crude oil or gas lifted at Block Z-1 to sell to a Person other than an Off-taker.

SECTION 7.29                    Asset Trust. The Loan Parties shall use their Best Efforts to, within forty-five (45) days after the Closing Date, cause the Governmental Approvals and recordings with any applicable Governmental Authority required to be obtained and made in order for the transfer of assets and Governmental Approvals necessary in connection with the Asset Trust to be completed in accordance with Applicable Laws and, to the extent such Governmental Approvals and recordings with any applicable Governmental Authority are so obtained and made, cause the Asset Trust to be executed, delivered and filed with and recorded by the applicable Governmental Authority.

SECTION 7.30                    Required Hedging. The Borrower shall (i) within 30 days from the Closing Date, initiate discussions with the Lenders regarding its hedging strategy with the intention that within 180 days of the Closing Date it shall implement a hedging strategy reasonably acceptable to the Lenders by entering into one or more Derivative Transactions which should, among others, include the following terms: (A) such Derivate Transactions should hedge the Borrower’s exposure to international oil prices by not less than 750barrels/day, but no more 1,000, barrels/day, of Block Z-1’s oil production and have tenors of no more than one year; (B) such Derivative Transactions shall not provide for any cash margining, recouponing or similar requirements or other security (except as provided under (C) below); and (C) the obligations of the Borrower under such Derivative Transactions shall be ratably and equally secured under the

Collateral Documents (except the Security Agreement) with the obligations of the Borrower under the Loan Documents up to the maximum amount of US$7,500,000, provided, however, that Borrower shall be under no obligation to undertake any such hedging or Derivative Transactions to the extent doing so could cause a breach of any other covenant hereunder (including, for the avoidance of doubt, under Section 7.19 and/or 7.22) .

ARTICLE VIII

EVENTS OF DEFAULT

Events of Default. Each of the following events is herein called an “Event of Default”:

(a)                                  (i) any payment of any principal of the Loans (or any amounts payable pursuant to Section 4.4(a)), shall not be paid in full when due or (ii) any Loan Party shall default for three (3) Business Days or more in the payment of interest on the Loans or any other amount whatsoever payable (or to be deposited) under the Loan Documents,

(b)                                 any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by any Loan Party, or in any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or of any other Loan Document, shall prove to have been false or misleading in any material respect as of the time made or deemed made,

(c)                                  any default, early amortization event or similar event (other than a permitted prepayment), shall occur with respect to (i) the Nueva Esperanza Financing Documents or (ii) one or more instruments evidencing Debt (other than the Nueva Esperanza Financing Documents) of any Loan Party or any of its Subsidiaries in an aggregate outstanding principal amount of at least US$30,000,000 (or its equivalent in any other currency) if the effect thereof is to accelerate the maturity thereof, or to permit the holder(s) of such Debt, or an agent or trustee on its or their behalf, to accelerate the maturity thereof,

(d)                                 (i) any Loan Party shall default in the observance or performance of any of its obligations under Article VII hereof, other than Sections 7.1 (with respect to the failure to preserve and maintain legal existence of any Subsidiary of a Loan Party), 7.2, 7.3, 7.4 (with respect to the failure to obtain and maintain all Governmental Approvals, rights, privileges, licenses and franchises of any Subsidiary of a Loan Party), 7.5, 7.6, 7.10, 7.11, 7.12, 7.14, 7.16, 7.17, 7.19, 7.20, 7.21, 7.26 or 7.27, or any Loan Party shall default in the observance or performance of any of its obligations under the Collateral Documents, or (ii) any Loan Party shall default for a period of thirty (30) days or more in the observance or performance of any of its other obligations under this Agreement (other than as provided in clauses (a) or (c) above) or any other Loan Document, or (iii) an “Event of Default” under the Nueva Esperanza Financing Documents shall occur and remain unremedied after the passage of the grace periods specified therein,

(e)                                  any Loan Party or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due,

(f)                                    any Loan Party or any of its Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or similar Person of itself or of all or any substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any Applicable Law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts or (iv) take any corporate action for the purpose of effecting any of the foregoing (including any out-of-court restructuring agreement, and any other agreement or arrangement seeking any of the foregoing),

(g)                                 a proceeding or case shall be commenced against any Loan Party or any of its Subsidiaries, without its application or consent, seeking: (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or similar Person of it or of all or any substantial part of its Property or (iii) similar relief in respect of it under any Applicable Law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution or winding up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, unstayed or not sufficiently bonded for a period of sixty (60) or more days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered against any Loan Party or any of its Subsidiaries,

(h)                                 one or more judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle (including any relating to any arbitration) is/are rendered against any Loan Party or any of its Subsidiaries in an amount exceeding US$30,000,000 (or its equivalent in any other currency) in the aggregate and shall remain undischarged and in effect for a period of thirty (30) or more days without a stay of execution, unless the same is adequately bonded or covered by insurance,

(i)                                     any non-monetary judgment, order, decree, award, settlement or agreement to settle (including any relating to any arbitration) is rendered against or agreed by any Loan Party or any of its Subsidiaries that has had or could reasonably be expected to, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of BPZ Resources and its Consolidated Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform its respective obligations under the Loan Documents to which it is a party, or (iii) the rights and/or remedies of any of the BPZ Peru Secured Parties hereunder or under any other Loan Documents.

(j)                                     any Governmental Approval at any time necessary to any Loan Party to comply with any of its obligations under any of the Loan Documents shall be revoked, withdrawn, withheld or otherwise not in full force and effect or shall be modified or amended in a manner that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of BPZ Resources and its Consolidated Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform its respective obligations under the Loan Documents to which it is a party, or (iii) the rights and/or remedies of any of the BPZ Peru Secured Parties hereunder or under any other Loan Documents.

(k)                                  (i) any Loan Document shall at any time be suspended, revoked or terminated or for any reason cease to be valid and binding or in full force and effect, (ii) performance by any Loan Party of any obligation under any Loan Document shall become unlawful, (iii) the validity or enforceability of any Loan Document shall be contested by any Loan Party in writing, or (iv) any Lien provided for in the Loan Documents shall cease to exist or cease to give the Collateral Agents (on behalf of the BPZ Peru Secured Parties) a first priority perfected security interest,

(l)                                     any Governmental Authority shall: (i) impose exchange controls affecting the making of payments in Dollars that would be applicable to the Loans, (ii) take any action to condemn, seize, nationalize, expropriate or appropriate all or any substantial part of the Property of any Loan Party or any of its Subsidiaries (either with or without payment of compensation) (iii) take any other action (including, without limitation, imposition of restrictions on currency convertibility or transfer) that, (A) has had or could reasonably be expected to, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of BPZ Resources and its Consolidated Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform its respective obligations under the Loan Documents to which it is a party, (iii) the rights and/or remedies of any of the BPZ Peru Secured Parties hereunder or under any other Loan Documents, (B) purports to render any of the Loan Documents invalid or unenforceable or to prevent or delay the performance or observance by any Loan Party of its obligations thereunder, or (C) shall prevent any Loan Party or any of its Subsidiaries from exercising normal control over any material part of its Property; or (iv) takes any action to review, unilaterally amend or terminate the Block Z-1 License Contract or any Off-take Agreement; and

(m)                               a Change in Control shall occur.

Then, if an Event of Default exists, the Administrative Agent shall, upon the request of the Majority Lenders, or may: (A) by notice to the Borrower declare: (1) the Commitments to be terminated immediately, whereupon the Commitments shall immediately terminate, and/or (2) the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower under the Loan Documents (including any amounts payable under Section 4.4) to be immediately due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the case of an Event of Default of the kind referred to in clause (f), (g) or (h), the Commitments shall automatically terminate and all amounts payable under the Loan Documents shall automatically become immediately due and payable, without any further action by any Person, and/or (B) subject to the Collateral Documents, (acting through the Administrative Agent) instruct the Offshore Collateral Agent to liquidate all or any portion of the Collateral and apply and transfer the proceeds thereof for application to the payment of amounts owing under the Loan Documents in accordance with the Intercreditor Agreement.

ARTICLE IX

GUARANTY

SECTION 9.1 The Guaranteed Obligations.

(a)                                  Each Guarantor, jointly and severally with the other Guarantors, irrevocably and unconditionally guarantees (as primary obligor and not merely as surely) the full and prompt payment when due (whether by acceleration or otherwise, taking into account any applicable grace periods) of the outstanding principal of and interest on the Loans made under this Agreement and of all other obligations (including, without limitation, indemnities, fees, expenses and interest thereon) of the Borrower now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Document and the due performance and compliance with the terms of the Loan Documents by the Borrower (all such principal, interest and obligations, collectively, the “Guaranteed Obligations”).

(b)                                 After the occurrence and during the continuance of an Event of Default, upon notice from the Administrative Agent or any other BPZ Peru Secured Party to each of the Guarantors of the taking of any action specified in the final paragraph of Article VIII, the BPZ Peru Secured Parties may, without prejudice to the rights of the PBZ Peru Secured Parties to enforce their claims against the Borrower, declare the full amount of the Guaranteed Obligations to be, whereupon the same shall become, forthwith immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Guarantors, and exercise any other rights available under the Loan Documents or other document or instrument entered into in connection therewith. Each Guarantor irrevocably and unconditionally promises to pay such Guaranteed Obligations to the BPZ Peru Secured Parties in accordance with Section 3.5 on demand, in Dollars. This guaranty shall constitute a guaranty of payment and not of collection. The obligations of each Guarantor hereunder shall be without duplication of any amounts paid by such Guarantor to the BPZ Peru Secured Parties or any other holder of obligations under this guaranty.

(c)                                  All payments made by each Guarantor hereunder shall be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes in the manner provided for in Section 4.4. Each Guarantor, jointly and severally with each other Guarantor, will indemnify and hold harmless each BPZ Peru Secured Party and any holder of obligation, and reimburse the BPZ Peru Secured Parties in the manner and to the extent provided in Section 4.4.

(d)                                 All payments made by each Guarantor hereunder shall be made in accordance with Section 3.5 in Dollars and in immediately available funds.

SECTION 9.2 Continuing Obligation. This guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. To the extent permitted by Applicable Law, no failure or delay on the part of the BPZ Peru Secured Parties in exercising any right, power or privilege hereunder and no course of dealing between the Guarantors and the BPZ Peru Secured Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the BPZ Peru Secured Parties would otherwise have. No notice to or demand on the Guarantors in any case shall entitle the Guarantors to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the BPZ Peru Secured Parties or any other holder of any obligation to any other or further action in any circumstances without notice or demand.

SECTION 9.3 No Discharge. If a claim is ever made upon the BPZ Peru Secured Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount to the Guarantors, the Borrower or any trustee, liquidator, conservator or similar representative acting on behalf of the Loan Parties or their respective estates, or to any other Person entitled thereto, by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Guarantors), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding any revocation hereof or the cancellation of any Peruvian Promissory Note or other instrument evidencing any liability of the Borrower, and each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee. It is the intention of the parties hereto that the Guaranteed Obligations hereunder shall not be discharged (whether pursuant to any Bankruptcy Law or otherwise) except by each Guarantor’s indefeasible payment and/or performance, as the case may be, of such Guaranteed Obligations.

SECTION 9.4 Bankruptcy. Each Guarantor, jointly and severally with each other Guarantor, unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of the Borrower to the BPZ Peru Secured Parties whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Article VIII, and unconditionally promises to pay such obligations to the BPZ Peru Secured Parties, on demand, in Dollars to the account set forth in Section 3.5.

SECTION 9.5 Independent Obligation. The obligations of each Guarantor hereunder shall not be affected by the occurrence of any Event of Default, by any change in any Applicable Laws or by any present or future action of any Governmental Authority amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of the other Loan Parties under this Agreement or any other Loan Document or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor. If any of the Loan Parties merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist, whether or not the BPZ Peru Secured Parties have consented thereto, each Guarantor shall nonetheless continue to be liable for the payment of all Guaranteed Obligations. The obligations of the Guarantors under this guaranty are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not an action is brought against the Borrower and whether or not the Borrower is joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. To the extent permitted by Applicable Law, any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.

SECTION 9.6 No Impairment. To the extent permitted by Applicable Law, the liability of each Guarantor hereunder in respect of the Guaranteed Obligations shall not be discharged, impaired or otherwise affected in the event of:

(i)                                     a change in the manner, place or terms of payment of, and/or a change or extension of the time of payment of, renewal, increase, acceleration or alteration, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(ii)                                  the exercise or refrain from exercising by any holder of an obligation hereunder of any rights against the Borrower or others or otherwise the acting or refrain from acting;

(iii)                               the settlement or compromise of any of the Guaranteed Obligations, or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and the subordination of the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the BPZ Peru Secured Parties;

(iv)                              the consent to or waiver of any breach of, or any act, omission or default under, this Agreement, any other Loan Document or any of the instruments or agreements referred to herein or therein, or otherwise an amendment, modification or supplementing of this Agreement, any other Loan Document or any of such other instruments or agreements; and/or

(v)                                 the taking of any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of each Guarantor from its liabilities under this guaranty.

SECTION 9.7 Reliance. It is not necessary for the BPZ Peru Secured Parties to inquire into the capacity or powers of the Guarantors or any of their Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SECTION 9.8 Subordination. Any Debt of the Borrower now or hereafter owing to any of the Guarantors is hereby subordinated to the Guaranteed Obligations and if the BPZ Peru Secured Parties so request at a time when an Event of Default exists, all such Debt of the Borrower to any of the Guarantors shall be collected, enforced and received by the respective Guarantor for the benefit of the BPZ Peru Secured Parties, but without affecting or impairing in any manner the liability of each Guarantor under the other provisions of this guaranty. Prior to the transfer to any person that is not a Loan Party by any Guarantor of any note or negotiable instrument evidencing any such Debt of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the BPZ Peru Secured Parties that it will not exercise any right of subrogation or reimbursement which it may at any time otherwise have as a result of this guaranty (whether contractual or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

SECTION 9.9 Waiver.

(a)                                  Each Guarantor waives any right (except as shall be required by Applicable Law and cannot be waived) to require the BPZ Secured Parties to (i) proceed against the Borrower or any other party, (ii) proceed against or exhaust any security held from the Borrower or (iii) pursue any other remedy in its power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of the Borrower or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other party other than payment in full of the Guaranteed Obligations. Furthermore, each Guarantor hereby waives to the extent permitted by Applicable Law any benefits of order to which it may be entitled to under any Applicable Law of its jurisdiction of incorporation. Each Guarantor hereby represents that the terms of each such provision of each such civil code are known in form and substance to each such Guarantor.

(b)                                 To the extent permitted by Applicable Law, each Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations other than any such notice expressly required under other provisions of this Agreement or the other Loan Documents. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which each Guarantor assumes and incurs hereunder, and agrees that the BPZ Peru Secured Parties shall have no duty to advise the Guarantors of information known to them regarding such circumstances or risks.

(c)                                  Each Guarantor, jointly and severally with the other Guarantors, warrants, represents and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences, and that if any of such waivers are determined to be contrary to any Applicable Law or public policy, such waivers shall be effective only to the maximum extent permitted by Applicable Law.

SECTION 9.10                    Nature of Liability. The obligations of each Guarantor hereunder are a guaranty of payment and shall remain in full force and effect until all amounts payable by the Borrower under this Agreement and the other Loan Documents have been validly, finally and irrevocably paid in full, and shall not be affected in any way by the absence of any action to obtain such amounts from the Borrower or by any variation, extension, waiver, compromise or release of any or all of the obligations of the Borrower hereunder or under the Peruvian Promissory Notes or of any security from time to time therefor. To the extent permitted by Applicable Law, each Guarantor waives all requirements as to promptness, diligence, presentment, demand for payment, protest and notice of any kind with respect to this Agreement and the other Loan Documents, other than any such notice expressly required under other provisions of this Agreement or the other Loan Documents. It is the desire and intent of each Guarantor and the other parties hereto that this guaranty shall be enforced against each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of each Guarantor under this guaranty shall be adjudicated to be invalid or unenforceable for any reason, then the amount of each Guarantor’s obligations under this guaranty shall be deemed to be reduced and each Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

SECTION 9.11                    Subrogation. Each Guarantor shall be subrogated to all the rights of the BPZ Peru Secured Parties and the holders of the Peruvian Promissory Notes against the Borrower in respect of any amounts paid by such Guarantor pursuant hereto; provided, however, that, except to the extent required by Applicable Law, the Guarantors shall not enforce any right or receive any payment arising out of such subrogation until all amounts then due and payable to the BPZ Peru Secured Parties and the holders of the Peruvian Promissory Notes have been paid in full by the Loan Parties. If any payment is made to any Guarantor on account of such subrogation prior to payment in full of such amounts, except to the extent required by Applicable Law, all amounts so paid to the Guarantor shall be held in trust for the benefit of the BPZ Peru Secured Parties and the holders of the Peruvian Promissory Notes, and such Guarantor shall forthwith pay to the BPZ Peru Secured Parties, without demand, all such amounts so paid, to be credited and applied upon any of such amounts due and payable to BPZ Peru Secured Parties or the holders of the Peruvian Promissory Notes.

SECTION 9.12                    No Third Party Beneficiaries. Except to the extent expressly provided herein, this guaranty is intended to be solely for the benefit of the BPZ Peru Secured Parties and its successors and assigns and does not confer any rights or benefits on any third party.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1                    Appointment, Powers and Immunities. (a) Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and (as applicable) under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and (as applicable) the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence, in Section 10.5 and in the first sentence of Section 10.6 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives and agents):

(i)                                     shall have no duties or responsibilities except those expressly set forth in the Loan Documents and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any BPZ Peru Secured Party,

(ii)                                  shall not be responsible to the BPZ Peru Secured Parties for any recitals, statements, representations or warranties contained in any Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Collateral or any Loan Document or any other document referred to or provided for herein or for any failure by any the Borrower to perform any of its obligations hereunder or thereunder,

(iii)                               except as expressly provided in the Loan Documents, shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document, and

(iv)                              shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of or for the supervision of any such agents or attorneys-in-fact that were selected by it in good faith.

(b)                                 Before the Administrative Agent acts or refrains from acting, it may require an officer’s certificate of the Borrower and/or an opinion of counsel satisfactory to such Administrative Agent with respect to the proposed action or inaction. The Administrative Agent shall not be liable for any action it takes or omits to take in good faith in reliance upon such certificate or opinion. Whenever in the administration of the Loan Documents the Administrative Agent shall deem it necessary or desirable that a matter be provided or established before taking or suffering or omitting to take any act under any Loan Document, such matter (unless other evidence in respect thereof is herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Administrative Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to the Administrative Agent, and such certificate, in the absence of gross negligence or bad faith on the part of the Administrative Agent, shall be full warrant to the Administrative Agent for any action taken, suffered or omitted to be taken by it under the Loan Documents upon the faith thereof.

(c)                                  Each Arranger, in its capacity as an Arranger hereunder, shall not have any liability or responsibility whatsoever under the Loan Documents.

(d)                                 Any Person: (i) into which the Administrative Agent may be merged or consolidated, (ii) that may result from any merger, conversion or consolidation to which the Administrative Agent shall be a party or (iii) acquires all or substantially all of the corporate trust business of the Administrative Agent, shall (if the Administrative Agent is not the surviving entity) be the successor of the Administrative Agent without the execution or filing of any instrument or any further act on the part of any party hereto.

SECTION 10.2 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely conclusively upon any certification, notice or other communication (including any thereof by e mail, telephone or facsimile) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the appropriate Person(s), and upon advice and statements of legal counsel and other experts selected by the Administrative Agent. As to any matters not expressly provided for in the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Majority Lenders or the Offshore Collateral Agent (in accordance with the Intercreditor Agreement), and the Administrative Agent shall be fully protected in acting, or in refraining from acting, in accordance with instructions of the Administrative Agent, and such instructions of the Majority Lenders (or the Collateral Agent) and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and other BPZ Peru Secured Parties.

SECTION 10.3                    Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (with respect to the Administrative Agent, other than a failure to make a payment of principal of or interest on the Loans) unless it has received written notice from a Lender, the Offshore Collateral Agent or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” If the Administrative Agent receives such a notice, then it shall give prompt notice thereof to the other BPZ Peru Secured Parties. The Administrative Agent shall (subject to Section 10.7) take such action with respect to any such Default as shall be directed by the Majority Lenders or the Offshore Collateral Agent (in accordance with the Intercreditor Agreement) and the Administrative Agent shall (subject to Section 10.7) take such action with respect to any such Default as shall have been directed in writing by the Majority Lenders or the Offshore Collateral Agent (in accordance with the Intercreditor Agreement); provided, that unless and until the Administrative Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the BPZ Peru Secured Parties except to the extent that the Loan Documents expressly require that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

SECTION 10.4                    Indemnification. The Lenders agree, jointly and severally, to indemnify the Administrative Agent and its respective officers, directors, employees, agents, advisors, controlling persons, members, successors and assigns (to the extent not reimbursed under Section 11.3, but without limiting the obligations of the Borrower under Section 11.3) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for, and hold each of them harmless against, any and all losses, claims, damages, liabilities or expenses (including attorneys’ fees and disbursements and settlement costs), joint or several, incurred by any of them arising out of or in connection with the Loan Documents, the transactions contemplated hereby or thereby or any related transaction or any claim, investigation, litigation, arbitration or other proceeding (including any threatened claim, investigation, litigation, arbitration or other proceeding (including the costs and expenses that the Borrower is obligated to pay under Section 11.3)), regardless of whether the Administrative Agent or other indemnified Person is a party thereto, or the enforcement of any of the terms hereof or of any other Loan Documents, and to reimburse the Administrative Agent or other indemnified Person upon demand for any fees and disbursements of counsel or other expenses incurred in connection with investigating or defending any such litigation or other proceedings; provided that no Lender shall be liable to the Administrative Agent for any of the foregoing to the extent that it arises from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, nonappealable judgment by a court of competent jurisdiction. In no event shall any Lender be liable to the Administrative Agent, or the Administrative Agent be liable to any Lender, for any punitive or consequential damages in connection with any of the Loan Documents. The obligations of the Lenders under this Section shall survive the termination of this Agreement, the repayment of the Loans and/or the earlier resignation or removal of the Administrative Agent.

SECTION 10.5                    Non-Reliance upon the Administrative Agent and Other Lenders.   Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, any Loan Document or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under the Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower that may come into the possession of the Administrative Agent or any of its Affiliates.

SECTION 10.6                    Failure to Act.   Except for any action expressly required of the Administrative Agent under a Loan Document, the Administrative Agent shall in all cases be fully justified in failing or refusing to act under the Loan Documents unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. No provision of any Loan Document shall require the Administrative Agent to take any action that it reasonably believes to be contrary to Applicable Law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Administrative Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 10.7                    Resignation or Removal of the Administrative Agent.   Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Administrative Agent, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders (if no Default then exists, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ election to remove the existing

Administrative Agent, then the Administrative Agent may, on behalf of the Lenders, appoint such Administrative Agent, which shall be a bank domiciled in a G 7 Country or Switzerland that has a combined capital and surplus of at least US$500,000,000 (or its equivalent in any other currency). If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent or the Majority Lenders’ election to remove the existing Administrative Agent, such Administrative Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the replaced Administrative Agent, and the replaced Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article X and Section 11.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1                    Waiver.   No failure on the part of the Administrative Agent or any other BPZ Peru Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any other remedies provided by Applicable Law.

SECTION 11.2                    Notices.   All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by facsimile) delivered to the intended recipient at the address set forth in Annex IV. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile or mailed notice, upon receipt, in each case given or addressed as aforesaid. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Administrative Agent).

Any agreement herein of the Administrative Agent and Lenders to receive certain notices by telephone, facsimile or other unsigned method is solely for the convenience and at the request of the Borrower. The Administrative Agent and Lenders shall (absent gross negligence or bad faith) be entitled to rely upon the authority of any Person purporting to be authorized by the Borrower to give any such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Administrative Agent and/or Lenders in reliance upon any such notice.

SECTION 11.3                    Expenses; Indemnity.   (a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay or reimburse: (i) the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses (including any fees due under the Fee Letter as set forth therein, the fees and expenses of Chadbourne & Parke LLP, special U.S. counsel to the Administrative Agent, and Rubio, Leguía & Normand, special Peruvian counsel to the Administrative Agent) in connection with: (A) the negotiation, preparation, execution, delivery and administration of this Agreement and the other Loan Documents and (B) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement and the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and each of the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the fees and expenses of shared legal counsel) in connection with any enforcement or collection proceedings resulting from an Event of Default.

(a)                                  The Borrower agrees to indemnify each BPZ Peru Secured Party and the Arrangers and their respective officers, directors, employees, agents, advisors, controlling persons, members, successors and assigns (each, an “Indemnified Person”) for, and hold each of them harmless against, any and all losses, claims, damages, liabilities and expenses (including attorneys’ fees and disbursements and settlement costs), joint or several, incurred by any of them arising out of or in connection with the Loan Documents, the transactions contemplated hereby and thereby or any related transaction or any claim, investigation, litigation, arbitration or other proceeding (including any threatened claim, investigation, litigation, arbitration or other proceeding), regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any fees and disbursements of counsel or other expenses incurred in connection with investigating or defending any such litigation or other proceedings (but excluding any such losses, claims, damages, liabilities or expenses incurred primarily by reason of the gross negligence or willful misconduct of the Person to be indemnified, as determined by a final, nonappealable judgment by a court of competent jurisdiction). In no event shall any BPZ Peru Secured Party be liable to any Person for any punitive or consequential damages in connection with any of the Loan Documents.

(b)                                 To the extent that any undertaking in clause (b) may be unenforceable because it violates any Applicable Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertaking.

(c)                                  Subject to Section 11.21, all amounts payable or indemnifiable under this Section shall be secured by the Collateral and shall be immediately due and payable on demand. All amounts paid and costs incurred by any BPZ Peru Secured Party in respect to any matter payable or indemnifiable under this Section shall, if not so paid or reimbursed by the Borrower before the date that is ten (10) Business Days after the date on which the Borrower was requested to make such payment, be an Event of Default and bear interest from the date of such request at the Default Rate.

SECTION 11.4                    Amendments, Etc.    Except as otherwise expressly provided in this Agreement, any provision of this Agreement and (except as specifically provided therein) any other Loan Document may be modified, supplemented or waived only in a writing signed by the

Borrower and the Majority Lenders (or the Administrative Agent upon the instruction of the Majority Lenders); provided that: (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders: (i) increase, extend the term of or reinstate the Commitments, (ii) extend the date fixed (or the currency) for the payment of principal of or interest on any Loan or any fee payable to the Lenders under the Loan Documents, (iii) reduce the amount of any payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable to the Lenders under the Loan Documents (it being understood that the Majority Lenders may waive or amend any payment of additional interest payable through the Default Rate as a result of an Event of Default), (v) alter the terms of this Section, or (vi) release all or any portion of the Collateral (except as expressly otherwise provided in the Loan Documents), (vii) modify the definition of the term “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights under the Loan Documents or to modify any provision thereof, (b) any modification or supplement of Article X, or of any of the rights or duties of the Administrative Agent under the Loan Documents, shall also require the consent of the Administrative Agent, and (c) without the consent of any Lender, amendments may be made to any Loan Document to add any representations, covenants, other obligations or defaults of the Borrower thereunder unless such additional provision could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 11.5                    Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that none of the Loan Parties may assign or transfer any of its respective rights or obligations under this Agreement or any other Loan Document without the prior written consent of each Lender (any attempt to do so being null and void ab initio).

SECTION 11.6                    Third-Party Beneficiaries.   This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the BPZ Peru Secured Parties and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

SECTION 11.7                    Assignments and Participations.   (a) Each Lender may, in accordance with Applicable Law, with the prior written consent of the Administrative Agent, assign its Loans, its Commitment or any portion thereof to any other Person (other than a natural Person); provided that:

(i)                                     any such partial assignment shall be in an amount at least equal to US$1,000,000 or an integral multiple of US$100,000 in excess thereof (or, if less, all of such Lender’s remaining Loan or Commitment hereunder) provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met,

(ii)                                  upon each such assignment, the assignor and assignee shall deliver an Assignment Agreement to the Administrative Agent via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative

Agent, manually execute and deliver to the Administrative Agent an Assignment Agreement,

(iii)                                the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax forms, and

(iv)                              the assignee shall deliver to the Administrative Agent such documentation and evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender in order for the Administrative Agent or such Lender to carry out all necessary “know your client” or other checks in relation to the identity of the assignee that it is required to carry out in relation to the transactions contemplated in the Loan Documents, and the Administrative Agent and/or any such Lender shall be satisfied with the results of all such “know your client” or other checks (it being understood that nothing in the Agreement shall oblige the Administrative Agent to carry out any “know your client” or other checks in relation to the identity of any Person on behalf of any Lender and each Lender shall be solely responsible for any such checks it is required to carry out and may not rely on any statement in relation to such checks made by the Administrative Agent or by any Person to the Administrative Agent).

Upon the effective date of the assignment to be effected by an Assignment Agreement and register thereof pursuant to clause (b), the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Lender hereunder holding the Commitment or Loans (or portion thereof) assigned to it and specified in such Assignment Agreement (in addition to the Commitment or Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment of its Commitment, be released from the Commitment (or portion thereof) so assigned. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee together with payment to the Administrative Agent of an assignment fee of US$3,500, which fee may be waived or reduced in the sole discretion of the Administrative Agent, the Administrative Agent shall: (A) promptly accept such Assignment Agreement and (B) promptly record the information contained therein in the Register. Notwithstanding the foregoing, no such assignment shall be allowed if the assignor thereof (if it is assigning less than all of its Loans or Commitments) would, after such assignment, have less than US$1,000,000 in Loans (such amount to be reduced on a pro rata basis upon the receipt of any payment of principal on the Loans) or Commitments. Any assignment in contravention of the provisions of this paragraph shall be null and void ab initio.

(b)                                 The Administrative Agent shall maintain at its address referred to in Section 11.2(b) a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amounts of the Commitments of, or Loans owing to, each Lender from time to time. The parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligations hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the parties hereto at any reasonable time (in each case during the normal business hours of the Administrative Agent) and from time to time upon reasonable prior notice.

(c)                                  A Lender may, in accordance with Applicable Law, sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of the Loans held by it, or in its Commitment; provided that such Participant shall not have any rights or obligations under this Agreement (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant).

(d)                                 In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may (without notice or consent of the Administrative Agent or any other Person and without payment of any fee) assign and pledge all or any portion of its Loan or Peruvian Promissory Note to any U.S. Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the U.S. Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

SECTION 11.8                    Survival.    The obligations of the Borrower under Sections 4.1, 4.3, 4.4 and 11.3, and the obligations of the Lenders under Section 9.5, shall survive the repayment of the Loans and the termination of the Commitments; provided that each Lender’s obligations under Section 11.5 shall only apply to the extent that the event with respect to which any indemnification is payable thereunder occurred at the time that such Lender maintained a Loan or Commitment hereunder

SECTION 11.9                    Captions.   The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 11.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. A set of the copies of this Agreement signed by all the parties hereto shall be retained by the Borrower and the Administrative Agent.

SECTION 11.11              Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 11.12              Jurisdiction, Service of Process and Venue.   (a)  ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL

PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE BORROWER IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT AS ITS AGENT TO RECEIVE SERVICE OF PROCESS (WITH RESPECT TO ALL OF THE LOAN DOCUMENTS AND ALL OTHER RELATED AGREEMENTS TO WHICH IT IS A PARTY) IN NEW YORK, NEW YORK.

(b)                                 The Borrower and each other Loan Party hereby irrevocably appoints CT Corporation (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement and the other Loan Documents, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then each the Borrower shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

(c)                                  Nothing herein shall in any way be deemed to limit the ability of any Person to serve any process or summons in any manner permitted by Applicable Law or to obtain jurisdiction over any other Person in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(d)                                 Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced by suit upon judgment in any court in any jurisdiction to which the applicable Person is or may be subject.

(e)                                  The Borrower irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this Agreement and/or any of the other Loan Document(s) should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower relating in any way to this Agreement and/or the other Loan Documents, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, the Borrower shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by the Borrower.

SECTION 11.13              Waiver of Jury Trial.   EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE LOAN DOCUMENTS OR ANY PROVISION THEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

SECTION 11.14              Waiver of Immunity.   To the extent that the Borrower may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

SECTION 11.15              Judgment Currency.   This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Borrower under this Agreement and the other Loan Documents to each BPZ Peru Secured Party to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency the payee may in accordance with normal banking procedures purchase Dollars in the amount originally due to the payee with the judgment currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the “judgment currency”), then the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the payee could purchase such Dollars at New York, New York with the judgment currency on the Business Day preceding the day on which such judgment is rendered. The obligations of the Borrower in respect of any such sum due from it to the payee hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees, jointly and severally, to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

SECTION 11.16              Use of English Language.   This Agreement has been negotiated and executed in the English language. Except as otherwise provided in this Agreement all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement and the other Loan Documents (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by a certified English translation thereof, upon which the other parties hereto shall have the right to rely for all purposes of this Agreement and the other Loan Documents.

SECTION 11.17              Entire Agreement.   This Agreement, the other Loan Documents and the Fee Letter constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

SECTION 11.18              Severability.   The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

SECTION 11.19              No Fiduciary Relationship or Partnership.   Each Loan Party acknowledges that the Administrative Agent nor any other BPZ Peru Secured Party has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the other BPZ Peru Secured Parties, on the one hand, and a Loan Party, on the other, in connection herewith or therewith is solely that of debtor and creditor. This Agreement does not create a joint venture among the parties.

The parties hereto intend that the relationship among them shall be solely that of creditor and debtor. Nothing contained in this Agreement or any other Loan Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between any Lender, on the one hand, and any other Lender, a Loan Party or any other Person, on the other hand. No BPZ Peru Secured Party shall in any way be responsible or liable for the debts, losses, obligations or duties of a Loan Party any other Person other than itself.

SECTION 11.20              Payments Set Aside.   If a Loan Party (or any Person on its behalf) makes a payment to any BPZ Peru Secured Party, or any BPZ Peru Secured Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof subsequently are invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such BPZ Peru Secured Party in its discretion) to be repaid to such Loan Party (or such Person), a trustee, receiver or any other Person in connection with any insolvency proceeding or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent from whom it

(or any related BPZ Peru Secured Party) received any such amounts upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

SECTION 11.21              Termination; Release of Collateral.   At such time as all of the Secured Obligations shall have been paid in cash in full, the Collateral shall be deemed to be automatically released from the Liens created under the Loan Documents, and this Agreement and all obligations (other than those expressly stated to survive such termination) hereunder shall terminate, all without delivery of any instrument or performance of any act by any party and all rights to and interests in the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Administrative Agent shall promptly execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such release and termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

BPZ EXPLORACION & PRODUCCION S.R.L.

By:	/s/ Rafael Zoeger
Name:	Rafael Zoeger
Title:	General Manager

By:	/s/ Claudia Noriega
Name:	Claudia Noriega
Title:	Attorney in Fact

[Signature Page to Credit Agreement]

GUARANTOR
BPZ RESOURCES, INC.

By:	/s/ J. Durkin Ledgard
J. Durkin Ledgard
Chief Legal, Administrative & Commercial Officer

GUARANTOR
BPZ ENERGY LLC.

By:	/s/ J. Durkin Ledgard
J. Durkin Ledgard
Chief Legal, Administrative & Commercial Officer

LENDER
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Martin Cameo
Name:	Martin Cameo
Title:	Director

By:	/s/ Manuel Rodriqez
Name:	Manuel Rodriquez
Title:	Director

[Signature Page to Credit Agreement]

LENDER
STANDARD BANK PLC

By:	/s/ Robert Anastasio
Name:	Robert Anastasio
Title:	Senior Vice President

By:	/s/ Albert Maartens
Name:	Albert Maartens
Attorney in Fact

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Martin Cameo
Name:	Martin Cameo
Title:	Director

By:	/s/ Manuel Rodriquez
Name:	Manuel Rodriquez
Title:	Director

[Signature Page to Credit Agreement]